EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

COASTAL CREDIT HOLDINGS, INC.

COASTAL CREDIT MERGER SUB, INC.

and

WHITE RIVER CAPITAL, INC.

Dated as of November 15, 2012

TABLE OF CONTENTS

1. DEFINITIONS		1

2. THE MERGER		12
2.1	THE MERGER	12
2.2	EFFECTIVE TIME, CLOSING	12
2.3	EFFECT OF THE MERGER	13
2.4	ARTICLES OF INCORPORATION, BY-LAWS	13
2.5	DIRECTORS AND OFFICERS	13
2.6	CONVERSION OF SECURITIES	13
2.7	NO DISSENTERS’ RIGHTS	14
2.8	SURRENDER OF SHARES; STOCK TRANSFER BOOKS	14
2.9	SUPPLEMENTAL ACTION	18

3. CLOSING OBLIGATIONS		18

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		19
4.1	ORGANIZATION AND GOOD STANDING	19
4.2	AUTHORITY; NO CONFLICT	20
4.3	CAPITALIZATION	22
4.4	FINANCIAL STATEMENTS; REPORTS	23
4.5	OWNERSHIP OF PROPERTIES; ENCUMBRANCES	24
4.6	NO UNDISCLOSED LIABILITIES	25
4.7	TAXES	25
4.8	NO MATERIAL ADVERSE EFFECT	27
4.9	EMPLOYEE BENEFITS	27
4.10	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS	29
4.11	LEGAL PROCEEDINGS; ORDERS	30
4.12	ABSENCE OF CERTAIN CHANGES AND EVENTS	31
4.13	CONTRACTS	32
4.14	INSURANCE	35
4.15	ENVIRONMENTAL MATTERS	35
4.16	EMPLOYEES	35
4.17	LABOR RELATIONS; COMPLIANCE	36
4.18	INTELLECTUAL PROPERTY	37
4.19	AFFILIATE TRANSACTIONS	38
4.20	BROKERS OR FINDERS	38
4.21	BOOKS AND RECORDS	38
4.22	INFORMATION SUPPLIED	38

5. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER		38
5.1	ORGANIZATION AND GOOD STANDING	39
5.2	AUTHORITY; NO CONFLICT	39
5.3	INVESTMENT INTENT	40
5.4	CERTAIN PROCEEDINGS	40

i

5.5	BROKERS OR FINDERS	40
5.6	FINANCIAL CAPACITY	40
5.7	OPERATIONS AND ASSETS OF BUYER	41
5.8	INFORMATION	41
5.9	VOTING AGREEMENTS	41

6. CONDUCT OF BUSINESS PENDING CLOSING		42
6.1	COVENANTS OF THE COMPANY	42
6.2	NO SOLICITATION	44
6.3	EFFORTS	46
6.4	APPROVALS	47
6.5	PUBLIC ANNOUNCEMENTS	48
6.6	COOPERATION BY THE COMPANY	49
6.7	AFFILIATE AGREEMENTS	49

7. ADDITIONAL AGREEMENTS		49
7.1	ACCESS TO COMPANY INFORMATION	49
7.2	BUYER COOPERATION	50
7.3	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE	50
7.4	PROXY; SHAREHOLDER APPROVAL	51
7.5	EMPLOYEE BENEFIT ARRANGEMENTS	52
7.6	TRANSACTION LITIGATION	53

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES		54
8.1	THE PARENT AND BUYER	54
8.2	THE COMPANY	55

9. TERMINATION		56
9.1	TERMINATION EVENTS	56
9.2	TERMINATION FEES	58
9.3	EFFECT OF TERMINATION	60
9.4	COOPERATION AFTER THE EFFECTIVE TIME	60
9.5	FURTHER ASSURANCES	60
9.6	EXPIRATION OF REPRESENTATIONS AND WARRANTIES	60

10. GENERAL PROVISIONS		60
10.1	EXPENSES	60
10.2	SPECIFIC PERFORMANCE	61
10.3	GOVERNING LAW; JURISDICTION; WAIVER OF JURY	61
10.4	NOTICES	62
10.5	WAIVER	63
10.6	ENTIRE AGREEMENT AND MODIFICATION	63
10.7	ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS	63
10.8	SEVERABILITY	63
10.9	SECTION HEADINGS, CONSTRUCTION	63
10.10	TIME OF ESSENCE	64
10.11	COUNTERPARTS	64
10.12	DISCLOSURE LETTERS	64

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of November 15, 2012 (this “Agreement”), among Coastal Credit Holdings, Inc., a Delaware corporation (“Parent”), Coastal Credit Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Buyer”), and White River Capital, Inc., an Indiana corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the boards of directors of Parent and Buyer and the board of directors of the Company (the “Company Board”) have each (i) determined that it is advisable, fair to and in the best interests of their respective stockholders and shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein by means of a merger in which the Buyer will be merged with and into the Company and the Company shall be the surviving corporation, (ii) unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (iii) in the case of the Company and Buyer, unanimously recommended the approval of this Agreement to their respective stockholders and shareholders;

WHEREAS, the Company’s financial advisor, Milestone Advisors, LLC, has delivered the Fairness Opinion to the Company Board on or prior to the date hereof; and

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of the Company to enter into this Agreement, an Affiliate of Parent has entered into a limited guaranty in favor of the Company (the “Guaranty”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Buyer and the Company hereby agree as follows:

1.  DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1:

“Acquisition” – any of the following transactions involving the Company or Coastal, other than the Contemplated Transactions: (a) any merger, consolidation, share or units exchange, business combination, or other similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 15% or more of assets in a single transaction or series of related transactions, excluding from this calculation any sales of inventory undertaken in the Ordinary Course of Business consistent with past practice; (c) any sale of 15% or more of the outstanding shares of capital stock, equity units, or limited liability company membership interests (or securities convertible or exchangeable into or otherwise evidencing, or an agreement or instrument evidencing, the right to acquire such capital stock, equity units, or limited liability company membership interests); (d) any Person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock, equity units, or limited liability company membership interests; or (e) any public announcement of a proposal, plan, or intention to do any of the foregoing.

“Acquisition Proposal” – any inquiry, indication of interest, offer or proposal by any Person concerning an Acquisition.

“Adjusted Purchase Price” – an amount equal to the Purchase Price, minus the Company Expense Adjustment, if any.

“Adjustment Certificate” – as defined in Section 2.8(c).

“Affiliate” – of a specified Person is a Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” – as defined in the first paragraph of this Agreement.

“Alternative Acquisition Agreement” – as defined in Section 9.1(d).

“Amendment to Employment Agreement” – that certain Second Amendment to Employment Agreement and First Amendment to Amended and Restated Terms of Long-Term Cash Incentive Award, dated as of the date hereof, among Coastal, the Company and William E. McKnight.

“Antitrust Laws” – as defined in Section 6.4(d).

“Applicable Contract” – any Contract, including without limitation any Finance Contract, (a) under which the Company or Coastal (on the one hand) or the Buyer (on the other hand) has or may acquire any rights, (b) under which the Company or Coastal or the Buyer has or may become subject to any obligation or liability, or (c) by which the Company or Coastal or the Buyer or any of the assets owned or used by it is bound.  An Applicable Contract with respect to the Company or Coastal shall be referred to as a “Company Applicable Contract,” and an Applicable Contract with respect to the Buyer shall be referred to as a “Buyer Applicable Contract.”

“Articles of Merger” – as defined in Section 2.2.

“Business Employee” – as defined in Section 4.16(a).

“Buyer” – as defined in the first paragraph of this Agreement.

“Buyer Disclosure Letter” – the disclosure letter delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Proposal” – as defined in Section 6.2(b).

“Cash” – unrestricted cash and cash equivalents (for the avoidance of doubt, excluding from “Cash,” in each case, security deposits, escrowed funds or other similarly restricted amounts).

“Certificates” – as defined in Section 2.8(d).

“Closing” – as defined in Section 2.2.

“Closing Date” – as defined in Section 2.2.

“Coastal” – Coastal Credit LLC, a Virginia limited liability company and a wholly owned subsidiary of the Company.

“Coastal Employees” – as defined in Section 7.5(a).

“Company” – as defined in the first paragraph of this Agreement.

“Companies” – the Company and Coastal collectively.

“Company Adverse Recommendation Change” – any of the following actions undertaken by the Company Board or any committee thereof: (A) withholding, withdrawing, qualifying or modifying (or publicly proposing or resolving to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Buyer, the Company Recommendation with respect to the Contemplated Transactions, (B) adopting, approving or recommending or publicly proposing to adopt, approve or recommend an Acquisition Proposal, (C) (x) failing to publicly recommend against any Acquisition Proposal or (y) failing to publicly reaffirm the Company Recommendation, in each case of (x) and (y) within five (5) business days after Parent so requests in writing, (D) failing to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) business days after the commencement of such Acquisition Proposal, (E) causing or permitting the Company or Coastal to enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal or (F) failing to include the Company Recommendation in the Proxy Statement.

“Company Allocable Expenses” – as defined in Section 2.8(c).

“Company Board” – as defined in the recitals to this Agreement.

“Company Disclosure Letter” – the disclosure letter delivered by the Company to Parent and Buyer concurrently with the execution and delivery of this Agreement.

“Company Expense Adjustment” – a positive or negative amount equal to the difference of (i) the total Company Allocable Expenses set forth in the Adjustment Certificate, less (ii) the Targeted Company Net Expenses for the date on which Closing occurs; provided that, if the Company Expense Adjustment would otherwise be less than $100,000 (positive or negative) then the Company Expense Adjustment shall be zero ($0); provided, further, that, if  the Company Expense Adjustment is positive, it shall not exceed $2,000,000.

“Company Expense Fee” – as defined in Section 9.2(b).

“Company Recommendation” – the unanimous approval of the Company Board regarding (i) approval and adoption of the terms of this Agreement, the Merger and the other transactions contemplated hereby, (ii) a determination that the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair and advisable and in the best interests of the Company, and (iii) a recommendation for the approval of the principal terms of this Agreement and the Merger by the Company’s shareholders.

“Company Reports” – as defined in Section 4.4(b).

“Company Required Vote” – the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on the approval of this Agreement and the Merger.

“Company Shareholders Meeting” – as defined in Section 7.4.

“Company Termination Fee” – as defined in Section 9.2(a).

“Compensatory Contract” – any Contract providing for the payment of compensation   (including incentive payments, incentive equity or bonuses of any kind) by the Company or Coastal to any individual employee, officer, director, or consultant of the Company or Coastal, as the case may be, in consideration of the performance of personal services (including assistance with the Contemplated Transactions) rendered by such individual to the Company or Coastal, as the case may be.

“Confidentiality Agreement” – as defined in Section 7.1.

“Consent” – any approval, consent, ratification , waiver, or other authorization (including any Governmental Authorization).

“Contract” – any agreement, contract, lease, obligation, promise, or undertaking (in each case, whether written or oral and whether express or implied) that is legally binding.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement and all other documents and agreements contemplated by this Agreement, including, without limitation, the Merger and the performance by the Parent, the Buyer and the Company of their respective obligations under this Agreement and all other documents and agreements related to this Agreement.

“Copyrights” – all registered and unregistered copyrights in both published and unpublished works.

“Costs” – as defined in Section 7.3(a).

“D&O Insurance” – as defined in Section 7.3(b).

“EDGAR” – the Electronic Data Gathering, Analysis, and Retrieval system operated and maintained by the SEC.

“Effective Time” – as defined in Section 2.2.

“Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, or right of first refusal or restriction of any kind, including any restriction on use, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” – soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Law” – any Legal Requirement that regulates any Hazardous Activity or Hazardous Material or prohibits any Hazardous Activity.

“Equity Plans” – (i) the White River Capital, Inc. 2005 Stock Incentive Plan and (ii) the White River Capital, Inc. Directors Stock Compensation Plan amended as of May 6, 2010.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended, or any successor law and regulations and rules issued pursuant to that Act or any successor law.

“Exchange Act” – the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Facilities” – any real property, leaseholds or other interests owned or operated by the Company or Coastal and any buildings, plants, or structures owned or operated by the Company or Coastal.

“Fairness Opinion” – the opinion of Milestone Advisors, LLC, the Company’s financial advisor, delivered to the Company Board, to the effect that, as of the date of such opinion, the Price Per Share to be received by the holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders.

“Finance Contract” – a motor vehicle installment sales contract that is secured by title to, security interests in, or liens on a motor vehicle under applicable provisions of the motor vehicle or other similar law of the jurisdiction in which the motor vehicle is titled and registered by the purchaser at the time the contract is originated.

“Financial Statements” – as defined in Section 4.4(a).

“Financing” – as defined in Section 6.6.

“Fully Diluted Shares” – the sum of the aggregate number of Shares outstanding immediately prior to the Effective Time and including the aggregate number of Performance Shares.

“GAAP” – generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Governmental Authorization” – any approval, consent, license, title, permit, registration, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any:

(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign, or other government; or

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, unit, official, or entity and any court or other tribunal).

“Guaranty” – as defined in the recitals to this Agreement.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials, including in, on, under, about, or from the Facilities or any part thereof into the Environment.

“Hazardous Material” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any mixture or solution thereof and including petroleum.

“HSR Act” – the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IBCL” –  the Indiana Business Corporation Law, Indiana Code § 23-1-17-1, et seq., as may be amended and in effect from time to time.

“Indebtedness” – (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any liabilities for the deferred purchase price of property or services with respect to which the Companies are liable, contingently or otherwise, as obligor or otherwise, including any so-called “earn-out” or similar payments or obligations (other than accounts payable accrued as current liabilities in the Most Recent Financial Statements), (iv) any commitment by which any of the Companies assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, whether or not drawn), (v) any Indebtedness guaranteed in any manner by the Companies (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any liabilities under capitalized leases with respect to which the Companies are liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations any of the Companies assures a creditor against loss, (vii) obligations under swaps, hedges or similar instruments, but excluding in each case, trade payables incurred in the Ordinary Course of Business, (viii) obligations in respect of letters of credit and bankers’ acceptances issued for the account of the Companies, whether or not drawn, (ix) obligations arising from cash/book overdrafts, and (x) any accrued interest, penalties, expenses, prepayment fees or other amounts due related to any of the foregoing which would be payable if Indebtedness were repaid in full as of the applicable date of determination of Indebtedness.

“Indemnified Parties” – as defined in Section 7.3(a).

“Intellectual Property” – Marks, Patents, Copyrights, Know-How and Internet domain names or websites, applications and registrations for any of the foregoing, and all other intellectual property and proprietary rights.

“Interests” – the limited liability membership interests in Coastal.

“Intervening Event” – a material development or change in material circumstances first occurring or arising after the date hereof, the existence and material consequences of which were not known by the Company Board at or prior to the date hereof (and not relating to any Acquisition Proposal).

“IRC” – the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Know-How” – all know-how, trade secrets, confidential information, customer lists, software (whether in source code or object code), technical information, ideas, inventions, patent disclosures, data, databases, documentation, research and development information, processes, technology, methods, models, plans, drawings and blueprints.

“Knowledge” – in the case of a party, actual knowledge of an executive officer (as of the date hereof) of such party or any of its subsidiaries, after reasonable inquiry.

“Leased Real Property” – all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or Coastal.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other Order, constitution, law (including common law), rule, ordinance, regulation, statute, or treaty.

“Marks” – all fictional business names, trade names, registered and unregistered trademarks, service marks, trade dress, corporate names, logos and slogans, together with all goodwill associated with any of the foregoing.

“Material Adverse Effect” – in relation to a party to this Agreement means any effect that (i) individually or together with related effects from the same cause or similar causes, is, or would reasonably be expected to be, material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), value, or business of the party and its subsidiaries (if any), taken as a whole, or (ii) would, or would reasonably be expected to, materially impair the ability of the party to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Contemplated Transactions by the party; provided, however, that a Material Adverse Effect on a party shall not be deemed to include the impact of (a) changes in laws of general applicability to consumer finance companies or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP, (c) the impact of the announcement of this Agreement or of compliance with the express restrictions on operations of the Company and Coastal set forth in this Agreement or (d) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that, in the case of clauses (a), (b) and (d) foregoing, such effect does not disproportionately impact the party and its subsidiaries (if any) when compared with similar businesses operating in the same industry.

“Material Contract” – as defined in Section 4.13(d).

“Merger” – as defined in Section 2.1.

“Most Recent Financial Statements” – as defined in Section 4.4(a).

“Net Book Value” – (i) the book value of all assets of the Companies, minus (ii) the book value of all liabilities of the Companies, in each case, determined in accordance with the Company’s accounting policies and practices consistently applied and GAAP consistently applied.

“Notice Period” – as defined in Section 6.2(b).

“Order” – any award, decision, injunction, judgment, order, ruling, fine, suspension, revocation, sanction, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” – means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the operating agreement and articles of organization of a limited liability company; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.1(c).

“Parent” – as defined in the first paragraph of this Agreement.

“Parent Expense Fee” – as defined in Section 9.2(c).

“Parent Termination Fee” – as defined in Section 9.2(c).

“Patents” – all patents, patent applications, and inventions and discoveries that may be patentable.

“Paying Agent” – as defined in Section 2.8(a).

“Performance Shares” - Shares that are subject to awards of restricted shares or performance shares made by the Company prior to the date hereof that remain outstanding and unvested immediately prior to the Effective Time, all of which awards shall be accelerated and the Shares represented thereby shall be fully vested and deemed issued and outstanding as of the Effective Time.

 “Permitted Encumbrances” – (a) mortgages or security interests of Wells Fargo shown in the Most Recent Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (b) mortgages or security interests of Wells Fargo incurred in the Ordinary Course of Business after the date of the Most Recent Financial Statements, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists; (c) liens for current Taxes not yet due; and (d) with respect to real property, (i) real estate Taxes, assessments, and other governmental levies, fees, or charges imposed that are not yet due and payable as of the Closing Date or are being contested by appropriate proceedings with adequate reserves maintained in accordance with GAAP; (ii) mechanics’ liens and similar liens for labor, materials, or supplies provided incurred in the Ordinary Course of Business for amounts that are not delinquent and that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Companies taken as a whole or are being contested by appropriate proceedings; (iii) zoning, building codes, and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property; and (iv) easements, covenants, conditions, restrictions, and other similar matters affecting title to such real property and other encroachments and title and survey defects that do not or would not materially impair the use or occupancy of such real property in the operation of the business of the Companies taken as a whole.

“Person” – any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

“Plan” – as defined in Section 4.9(a).

“Price Per Share” – the amount in U.S. dollars rounded to the nearest one cent (with .5 rounded up) determined by dividing the Adjusted Purchase Price by the number of Fully Diluted Shares as of the Effective Time (and after giving effect to the cancellation of any Shares held in the treasury of the Company pursuant to Section 2.6(b)).

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proxy Statement” – as defined in Section 7.4(a).

“Purchase Price” – $79,500,000.00.

“Qualified Plans” – as defined in Section 4.9(f).

“R&W Policy” - a buyer-side representation and warranty insurance policy, in commercially customary form and substance reasonably satisfactory to Buyer.

“Real Property Lease” – any lease, sublease or other agreement pursuant to which the Company or Coastal holds any Leased Real Property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

“Related Party” – (i) any officer, director, manager, employee or Affiliate of the Companies (other than the Companies), (ii) any individual related by blood, marriage or adoption to any such person described in clause (i) foregoing, (iii) any other Person in which any Person described in clause (i) foregoing owns, directly or indirectly, any material beneficial interest, and (iv) any trust or estate for which any Person described in clause (i) foregoing serves as a trustee or in a similar capacity.

“Related Security” – all security documents, including without limitation, Uniform Commercial Code financing statements, evidencing a security interest in a Finance Contract.

“Release” – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, disposing or other releasing of Hazardous Materials into the Environment.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, insurance providers and financial advisors.

“SEC” – the United States Securities and Exchange Commission.

“SEC Clearance Date” – as defined in Section 7.4(b).

“Securities Act” – the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Shares” – shares of Common Stock, without par value, of the Company.

“SOX” – as defined in Section 4.4(b).

“Superior Proposal” – any bona fide written Acquisition Proposal which is not solicited or received in violation of Section 6.2 (with the percentages set forth in the definition of “Acquisition” as used in the term “Acquisition Proposal” changed from 15% to 66 2/3%), that states by its terms that it will be irrevocable (for a stated period) and binding upon execution by the Company, on terms that are not subject to due diligence, and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror, (x) would result in a transaction, if consummated, that is in the best interests of the Company and more favorable to the holders of Shares from a financial point of view than the transactions contemplated hereby, and (y) is not less likely to be consummated in accordance with its terms when compared to the transactions contemplated by this Agreement (taking into account all legal, financial, regulatory and other relevant considerations), and is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has sufficient funds to complete such Acquisition Proposal (in each case taking into account any revisions to this Agreement made or irrevocably offered in writing by Parent prior to the time of determination (provided that any such revisions so offered by Parent need be irrevocable for only 48 hours)).

“Surviving Corporation” – as defined in Section 2.1.

“Targeted Company Net Expenses” – an amount equal to the amount set forth below corresponding to the month in which the Closing occurs (it being understood that such targeted figures include an allowance in lieu of the payment of regular dividends that would have been paid (if declared) in the fourth quarter of 2012 and the first quarter of 2013):

December, 2012	$4,319,000

January, 2013	$4,717,000

February, 2013	$5,087,000

March, 2013	$5,491,000

provided that, if the Closing occurs after December 31, 2012 and other than on the last day of the applicable month, then the Targeted Company Net Expenses shall be reduced (from the applicable figure set forth above) by an amount equal to (i) the applicable figure set forth above for the month in which Closing occurs minus the applicable figure set forth above for the previous month, divided by (ii) the number of days in the month in which the Closing occurs, multiplied by (iii) the number of days between the Closing Date and the month end.  For example, if the Closing were to occur on January 21, 2013, then the Targeted Company Net Expense would be equal to $4,588,612.90 (i.e., $4,717,000 – (($4,717,000 - $4,319,000)/ 31 x 10)).

“Taxes” – any (i) federal, state, local, provincial, territorial, and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment, including without limitation, property, transfer (other than all transfer or similar taxes payable in connection with the transactions to be consummated pursuant to this Agreement), occupation, service, license, payroll, franchise, excise, goods and services, health, withholding, ad valorem, severance, documentary stamp, gains, premium, bulk transfer, windfall profit, employment, rent or other tax (including any amount in respect of, or attributable to, Taxes imposed under Treasury Regulations 1.1502-6 or similar provisions of state, local or foreign law, by contract or otherwise), governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine, or penalty thereon, addition to tax, additional amount, deficiency, assessment or government charge imposed by any federal, state, provincial, territorial, local or foreign taxing authority, whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person as a successor, transferee or otherwise.

“Tax Return” – any return (including any information return), claim for refund, report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto and amendment thereof.

“Transaction Litigation” – as defined in Section 7.6.

“UAC” – as defined in Section 4.3(d).

“Warehouse Facility” – any funding arrangement pursuant to which one or more lenders, conduit, special purpose vehicles or other financial institutions provide the Companies financing to purchase, sell, securitize, carry, service or maintain Finance Contracts or other financial assets or servicing rights.

“WARN Act” – the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law, and any similar state or local Legal Requirement.

“Wells Fargo” – Wells Fargo Financial Preferred Capital, Inc., an Iowa corporation.

“Wells Fargo Consent” – as defined in Section 6.4(e).

“Wells Fargo LOC” – that certain Amended Finance Agreement dated April 16, 2001 between Coastal and Wells Fargo, as amended, and all extensions of credit and agreements related thereto.

2. THE MERGER

2.1	THE MERGER

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the IBCL, Buyer shall at the Effective Time be merged with and into the Company (the “Merger”).  As a result of the Merger, following the Effective Time, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  From and after the Effective Time, the Surviving Corporation shall be a wholly owned subsidiary of Parent.

2.2	EFFECTIVE TIME, CLOSING

The closing (“Closing”) shall be held at the Indianapolis, Indiana offices of Barnes & Thornburg LLP, at 10:00 am Eastern Time, on the third business day following the satisfaction or waiver, as the case may be, of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other date, time and place as the parties shall agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date.”  On the Closing Date, the Company shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as is required by, and executed in accordance with, the relevant provisions of the IBCL.  The Merger shall become effective at the time of such filing (the time the Merger becomes effective on the Closing Date being the “Effective Time”).

2.3	EFFECT OF THE MERGER

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the IBCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4	ARTICLES OF INCORPORATION, BY-LAWS

(a) At the Effective Time, the Articles of Incorporation of Buyer shall be the Articles of Incorporation of the Surviving Corporation (except that the name of Surviving Corporation as reflected in such Articles of Incorporation shall be amended to be “White River Capital, Inc.”), until thereafter amended as provided by law and such Articles of Incorporation.

(b) At the Effective Time, the By-laws of Buyer shall be the By-laws of the Surviving Corporation (except that the name of Surviving Corporation as reflected in such By-laws shall be amended to be “White River Capital, Inc.”), until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

2.5	DIRECTORS AND OFFICERS

The directors of Buyer immediately prior to the Effective Time shall as of the Effective Time become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6	CONVERSION OF SECURITIES

At the Effective Time, by virtue of the Merger and without any further action on the part of Buyer, the Company or the holders of any of the Shares:

(a) Each Share, including Performance Shares (other than any Shares to be canceled pursuant to Section 2.6(b)), shall be canceled and shall be converted automatically into the right to receive the Price Per Share payable in cash, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.8, of the certificate (if any) that formerly evidenced such Share.

(b) Each Share held in the treasury of the Company and each Share owned by Buyer, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock, no par value, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(d) If between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, solely by reason of any stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction, the Price Per Share shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination or exchange of shares or any other similar transaction and to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action.

(e) Except as otherwise agreed to by the parties, (i) the Equity Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or Coastal shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Equity Plans or other plans, programs or arrangements shall have any right thereunder, including any right to acquire any equity securities of the Company, Coastal, the Surviving Corporation or any subsidiary thereof.

2.7	NO DISSENTERS’ RIGHTS

The Shares are a “covered security” as defined in Section 18(b)(1)(A) of the Securities Act and, assuming they remain a covered security as of the record date for the vote of holders of Shares on the Merger, holders of Shares shall not be entitled under the IBCL to exercise dissenters’ rights under Ind. Code Section 23-1-44-8(b).

2.8	SURRENDER OF SHARES; STOCK TRANSFER BOOKS

(a) Prior to the Effective Time, Buyer shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the holders of Shares (excluding Performance Shares, which shall be paid by the Surviving Corporation pursuant to Section 2.8(b) hereof) to receive the Price Per Share to which holders of Shares shall become entitled pursuant to Section 2.6(a).  At the Closing, Parent shall deposit, or shall cause Buyer or its designee to deposit, by wire transfer of immediately available funds, an amount equal to the portion of the Purchase Price payable in respect of all Shares other than the Performance Shares with the Paying Agent (which amount, for the avoidance of doubt, may be funded in part from the Financing, if available).

(b) At the Closing, Parent shall deposit, or shall cause Buyer or its designee to deposit, by wire transfer of immediately available funds, an amount equal to the portion of the Purchase Price payable in respect of all Performance Shares with the Company.  Subject to receipt from the holder of Performance Shares of an acknowledgment, in form and substance reasonably acceptable to Parent, of the conversion and exchange of the Performance Shares in the Merger, the Surviving Corporation shall pay any amount payable pursuant to Section 2.8(d) in respect of such Performance Shares through its payroll system (less applicable Taxes required to be withheld with respect to such payment).

(c) Five business days prior to the Closing, the Company will provide a written report of its Chief Financial Officer or Chief Executive Officer, reasonably acceptable to Parent and Buyer, setting forth their good faith best estimate of the following fees and expenses incurred after September 30, 2012 or expected to be incurred by the Company or on behalf of the Company by Coastal at or prior to the Effective Time (regardless of whether such fees and expenses are, have been or would be actually paid or payable prior to or after the Effective Time) (collectively, the “Company Allocable Expenses”): (i) all fees and expenses of, and other amounts paid or payable by, the Company (whether paid or payable by the Company or Coastal) whether arising or incurred in connection with the Contemplated Transactions or any alternative transaction involving the Companies, or in the Ordinary Course of Business or otherwise (other than those expressly excluded below); (ii) any bonuses authorized by the board of directors of the Company prior to the date hereof (or after the date hereof but prior to the Closing with the approval of Buyer) and any change of control payments to be paid to employees, officers or directors of the Companies contingent upon (or triggered in whole or in part by) the occurrence of the Closing or the Effective Time, including phantom equity awards to be accelerated and paid in connection with the Merger; (iii) severance payments to which any officer of the Company becomes entitled, in whole or in part, upon consummation of the Contemplated Transactions; (iv) any payroll, social security, unemployment or other Taxes (excluding federal and state income taxes) to be paid by the Companies in connection with any of the foregoing; and (v) fees and charges of outside legal counsel (not directly related to Transaction Litigation) and other professional advisors (including Milestone and Bridgeforce), including fees and changes related to the preparation, filing and distribution of the Proxy Statement and related materials and the solicitation of proxies in connection therewith.  The Company Allocable Expenses shall be determined on the basis of amounts actually incurred, paid or payable at the time of determination (and not on the basis of accrual accounting), such that accruals of noncash items shall be disregarded and certain cash items that would not normally be expensed shall be included to determine Company Allocable Expenses.  The Company’s good faith estimate as of the date hereof of the Company Allocable Expenses is set forth on Section 2.8(c)(i) of the Company Disclosure Letter.  In no event shall any of the following be deemed to be Company Allocable Expenses: (1) fees or expenses incurred by the Companies, Parent or Buyer in connection with the Financing or the Wells Fargo Consent, (2) any premiums for director and officer insurance or the R&W Policy, (3) any costs (including, without limitation, legal fees and costs of investigation, settlement or judgment) arising from Transaction Litigation, (4) federal and state income Taxes, (5) New York Stock Exchange listing fees, or (6) professional fees and expenses for financial audit and tax services incurred in the Ordinary Course of Business (and not directly related to the Contemplated Transactions).  In no event shall any expenses incurred by or on behalf of Parent or Buyer (rather than the Companies) be deemed to be Company Allocated Expenses. The Company shall provide such information related to the Company Allocable Expenses as reasonably requested by Parent and Buyer, including final detailed invoices if applicable.  Promptly following the Closing the parties shall work in good faith to verify the Company Allocable Expenses.  Parent may propose by written notice to the Company’s pre-closing chief financial officer any corrections of errors or omissions identified by Parent in the report on the Company Allocable Expenses delivered prior to the Closing.  Within 10 business days following the Closing, Parent and an executive officer of the Company pre-Closing (for avoidance of doubt, not an officer of the Surviving Corporation) shall reasonably agree on the final amount of Company Allocable Expenses, and they shall prepare a certificate setting forth their mutual determination of the final Company Allocable Expenses, together with a calculation of the Company Expense Adjustment (if any), the Adjusted Purchase Price and the Price Per Share, and shall deliver such certificate to the Paying Agent (such certificate, the “Adjustment Certificate”).  If the Company Expense Adjustment is positive (i.e., actual Company Allocable Expenses were greater than Targeted Company Net Expenses), (x)  the Paying Agent shall pay (and the parties shall direct the Paying Agent to pay) from the funds representing the portion of the Purchase Price on deposit with the Paying Agent (prior to distribution of any portion of the Purchase Price to shareholders) to Parent an amount equal to the percentage of the positive Company Expense Adjustment allocable to the Shares other than the Performance Shares to an account designated by Parent, and (y) if requested by Parent, the Surviving Corporation shall pay from the funds representing the portion of the Purchase Price on deposit with the Surviving Corporation (prior to distribution of any portion of the Purchase Price to holders of Performance Shares) to Parent an amount equal to the percentage of the positive Company Expense Adjustment allocable to the Performance Shares to an account designated by Parent (and if not requested by Parent, the Surviving Corporation shall be entitled to retain such funds otherwise payable to Parent for working capital and other operational purposes).  If the Company Expense Adjustment is negative (i.e., actual Company Allocable Expenses were less than Targeted Company Net Expenses), the Buyer or its designee shall pay to (A) the Paying Agent an amount equal to the percentage of the negative Company Expense Adjustment allocable to the Shares other than the Performance Shares and (B) the Surviving Corporation an amount equal to the percentage of the negative Company Expense Adjustment allocable to the Performance Shares, which amounts set forth in clauses (A) and (B) foregoing shall become part of the Adjusted Purchase Price available for distribution in respect of Shares.

(d) As soon as reasonably practicable (and in any event within 5 business days) after the final resolution of the Adjusted Purchase Price, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares (other than Performance Shares) entitled to receive the Price Per Share pursuant to Section 2.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal.  Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive the Price Per Share in exchange therefor, which such holder has the right to receive pursuant to the provisions of this Article 2, and such Certificate shall then be canceled.  Until surrendered, after the Effective Time, the Certificates shall be deemed for all purposes to evidence only the right to receive the applicable Price Per Share.  No interest shall accrue or be paid on amounts payable upon the surrender of any Certificate for the benefit of the holder of such Certificate.  If delivery of the Price Per Share is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such transfer shall have paid all transfer and other taxes required by reason of the delivery of the Price Per Share to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable.

(e) At any time following the date that is six (6) months after the Effective Time, Parent or its designee shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to any Purchase Price that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither the Surviving Corporation, Parent, nor the Paying Agent shall be liable to any holder of a Share for any portion of the Purchase Price delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirement.

(f) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.

(g) Notwithstanding anything to the contrary contained herein or in any provision of the Organizational Documents of the Company or the Surviving Corporation, in the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the Price Per Share into which the Shares are converted in the Merger in accordance with this Article 2.  Parent may, in its discretion and as a condition precedent to the payment in respect of such Shares, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity, or such other form of indemnity, as Parent shall reasonably direct, against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed.

(h) Each of the Surviving Corporation, the Paying Agent, Buyer and Parent shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to any holder of Shares such taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the IRC, and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws.  To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, the Paying Agent, Buyer or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, as the case may be, in respect of which such deduction, withholding and payment was made by the Surviving Corporation, the Paying Agent Buyer or Parent.

From and after the Effective Time, holders of Certificates theretofore evidencing equity interests in the Company shall cease to have any rights as shareholders of the Company.  All consideration paid or payable pursuant to this Article 2 upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

2.9	SUPPLEMENTAL ACTION

If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Buyer or the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of either or both of Buyer or the Company, as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

3. CLOSING OBLIGATIONS

(a) At the Closing, the Company shall deliver to the Buyer:

(i) a certificate signed by the chief executive officer or other executive officer of the Company stating that the conditions set forth in Section 8.1(a) have been satisfied;

(ii) a certificate of a secretary or other appropriate Representative of the Company certifying the resolutions adopted or other actions taken by the Company Board authorizing the Company to enter into and execute and deliver this Agreement and the other agreements relating to the Contemplated Transactions to which the Company is a party and including the Company Recommendation;

(iii) a certificate issued by the Indiana Secretary of State regarding the Company’s valid existence and a certificate issued by the Virginia Secretary of the

Commonwealth regarding the Coastal’s valid existence, each as of a date within five (5) days before the Closing;

(iv) a properly executed statement in accordance with the requirements of Treasury Regulation Section 1.897-2(h) for purposes of satisfying the requirements of Treasury Regulation Section 1.1445-2(c)(3); and

(v) such other deliveries as are contemplated by Section 8.1.

(b) At the Closing, the Parent or Buyer shall deliver or cause to be delivered to the Paying Agent the portion of the Purchase Price payable to the Paying Agent in accordance with Section 2.8(a) and to the Company the portion of the Purchase Price payable to the Surviving Corporation in accordance with Section 2.8(b).

(c) At the Closing, the Parent or Buyer shall deliver to Company:

(i) a secretary’s certificate certifying the resolutions adopted by the Buyer’s board of directors and shareholder and by the Parent’s board of directors authorizing the Buyer and Parent, respectively, to enter into and execute and deliver this Agreement and the other agreements relating to the Contemplated Transactions to which it is a party and authorizing the Buyer to consummate the Merger;

(ii) a certificate signed by an executive officer of each of Buyer and Parent stating that the conditions set forth in Section 8.2(a) have been satisfied; and

(iii) a certificate issued by the Indiana Secretary of State regarding the Buyer’s valid existence and a certificate issued by the Delaware Secretary of State regarding the Parent’s valid existence, each as of a date within five (5) days before the Closing.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Buyer, as of the date hereof and as of the Closing Date, as follows, except (i) as otherwise disclosed in the corresponding section of the Company Disclosure Letter, or (ii) other than with respect to Sections 4.1, 4.2, 4.3 and 4.4(d) (to which this clause (ii) shall not apply), as otherwise disclosed in, and reasonably apparent from, the Company Reports filed with the SEC by the Company since December 31, 2011 and at least three (3) business days before the date of this Agreement, and publicly available on the EDGAR database (including exhibits thereto), but other than any such disclosures (A) contained under the captions “Risk Factors” or “Forward-Looking Statements” or (B) that are predictive, cautionary or forward-looking in nature:

4.1	ORGANIZATION AND GOOD STANDING

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Indiana.  Coastal is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia.  Each of the Company and Coastal has full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Company Applicable Contracts.  Section 4.1 of the Company Disclosure Letter contains a complete and accurate list of the other jurisdictions in which the Company or Coastal is authorized to do business.  The Company and Coastal are each duly qualified to do business as a foreign legal entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) The Company has delivered to the Buyer true and complete copies of the Organizational Documents of each of the Company and Coastal, as currently in effect.

4.2	AUTHORITY; NO CONFLICT

(a) The Company has the full power and authority to execute and deliver this Agreement and the other documents and agreements contemplated by this Agreement to be executed and delivered by it and, subject to the fulfillment of the conditions precedent set forth in Sections 8.2(b), (c) and (d) of this Agreement, to consummate or perform the Contemplated Transactions.  The execution and delivery by Company of this Agreement has been duly authorized by all necessary corporate actions on the part of Company.  This Agreement and all other documents and agreements contemplated by this Agreement to be executed and delivered by the Company constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

(b) Except as set forth in Section 4.2(b) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice, consent or lapse of time, or any combination thereof):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors, shareholders, managers or members of the Company;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief, under, any Legal Requirement or any Order to which the Company or Coastal, or any of the assets owned or used by the Company or Coastal, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or Coastal or that otherwise relates to the business of, or any of the assets owned or used by, the Company or Coastal;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or any right or obligation under, or to cancel, terminate, or modify, any Material Contract or any material Governmental Authorization held by the Companies; or

(v) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the assets owned or used by the Company or Coastal, except as otherwise expressly agreed under the terms of this Agreement or in connection with financing arrangements entered into by the Buyer or its Affiliates.

(c) Except for (i) compliance with any applicable requirements of the Exchange Act, other applicable securities laws and the filing of the Articles of Merger pursuant to the IBCL; and (ii) each Consent set forth on Section 4.2(c) of the Company Disclosure Letter, no notice is required to be given and no material Consent is required, and no registration, declaration or filing is required to be made, in connection with the execution and delivery by the Company of this Agreement or the consummation of the Contemplated Transactions by the Company.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth (A) each Plan or Compensatory Contract (including any phantom equity award) pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers, directors, employees or consultants of the Company or Coastal, or other Persons, as a result of or in connection with (or otherwise triggered in whole or in part by) the execution and delivery of this Agreement or the consummation of the Contemplated Transactions and (B) the payee and expected due date of such amounts payable under each such Plan or Compensatory Contract.  In addition, except as set forth in Section 4.2(d) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) increase any benefits otherwise payable under any Plan or Compensatory Contract or (ii) result in the acceleration of the time of payment or vesting of any benefits under any Plan or Compensatory Contract.

(e) The Indiana Takeover Offers Act (Ind. Code Section 23-2-3.1), the Indiana Business Combinations Statute (Ind. Code Section 23-1-43) and the Control Share Acquisitions Statute (Ind. Code Section 23-1-42) do not apply to the Contemplated Transactions.

(f) The Company Required Vote is the only vote of holders of securities of the Company (and the only corporate action on the part of the Company) that is necessary to adopt this Agreement and approve the Contemplated Transactions.  The Company Board has taken all action necessary to waive any restrictions on transfer of the Shares set forth in the Company’s Organizational Documents so as to permit the consummation of the Contemplated Transactions.

4.3	CAPITALIZATION

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, without par value, and 3,000,000 shares of preferred stock, without par value.  As of the date hereof: (i) 3,544,825 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Company preferred stock are issued and outstanding; (iii) no Shares are held in the treasury of the Company; (iv) no Shares are held by any of the Company’s subsidiaries; (v) no shares of Company common stock are subject to outstanding options, (vi) 75,612 Shares have been awarded pursuant to employee restricted  stock or performance share awards which remain unvested; and (vii) 87,735 Shares are reserved for future issuance pursuant to employee or director options or share awards that may be granted pursuant to equity compensation plans of the Company.  Since June 30, 2012, no Shares or securities convertible into or exercisable for Shares or other securities of the Company have been issued other than the Shares issued pursuant to awards granted pursuant to equity compensation plans of the Company.  Section 4.3 of the Company Disclosure Letter sets forth each outstanding restricted stock or performance share award.

(b) Except as set forth in Section 4.3 of the Company Disclosure Letter, there are no outstanding or authorized conversion or exchange rights, subscriptions, options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, or other securities of the Company or any of its subsidiaries.  There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or other securities or, except as otherwise expressly contemplated by this Agreement, to make any distribution in respect thereof.    There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Shares.  Except as set forth in Section 4.3 of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(c) The Interests represent all of the membership interests or other equity ownership interests in Coastal, and there are no securities convertible into or exchangeable for membership interests or other equity ownership interests in Coastal. All of the Interests have been validly issued and are fully paid, nonassessable and free of preemptive rights.  There are no outstanding or authorized conversion or exchange rights, subscriptions, options, warrants or other rights, agreements, arrangements or commitments obligating Coastal to issue any additional membership or equity ownership interests in or other securities of Coastal or to purchase, redeem or otherwise acquire any membership or equity interests in Coastal or other securities or to make any distribution in respect thereof.  Except as set forth in Section 4.3 of the Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Coastal.  The Company is the sole record and beneficial owner and holder of the Interests, free and clear of all Encumbrances.  The Company has no direct or indirect equity interest in any Person other than Coastal.

(d) At all times during which Union Acceptance Company LLC (f/k/a Union Acceptance Corporation) (“UAC”) was owned by the Company, the only activities in which UAC and its subsidiaries engaged were related to the Agreement and Plan of Share Exchange dated March 9, 2005 between the Company and UAC, and the liquidation and winding up of UAC and its subsidiaries in accordance with the Second Amended and Restated Plan of Reorganization of UAC pursuant to its Chapter 11 bankruptcy case, with case number 02-19231, commenced October 31, 2002.

4.4	FINANCIAL STATEMENTS; REPORTS

(a) The (i) audited and unaudited consolidated financial statements of the Company and its subsidiaries included or incorporated by reference in the Company Reports, and (ii) the unaudited consolidated financial statements of the Company and its subsidiaries as of and for the nine months ended September 30, 2012 set forth in Section 4.4(a) of the Company Disclosure Letter (clauses (i) and (ii), collectively, the “Financial Statements”), present fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and their consolidated results of operations for the respective periods then ended, and consolidated shareholders’ equity and cash flows for the years ended December 31, 2009, 2010, and 2011, and have been prepared in accordance with (x) the Company’s accounting policies and practices consistently applied throughout the periods included therein, and (y) GAAP consistently applied throughout the periods included therein (subject, in the case of unaudited financial statements, to normal year-end adjustments and the absence of footnotes, none of which are material).  The Company’s and its subsidiaries’ consolidated financial statements as of and for the year ended December 31, 2011 contained in the Company’s annual report on Form 10-K for the year ended December 31, 2011 are referred to herein as the “Most Recent Financial Statements.”

(b) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2009 (the forms, statements, certifications, reports and documents filed or furnished since such date, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder (“SOX”) applicable to the Company Reports.  As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.   All material correspondence between the SEC, on the one hand, and the Company and any of its subsidiaries, on the other hand, occurring since December 31, 2009 and prior to the date hereof is accessible by the Parent via EDGAR.

(c) The Company is and has been in compliance in all material respects with the applicable (i) provisions of SOX and (ii) listing and corporate governance rules and regulations of the NYSE MKT market.  The Company and its subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act.  Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company and its subsidiaries maintain internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act).  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company has not received from its independent auditors any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

(d) As of the date of this Agreement, Indebtedness of the Company and Coastal is no more than the amount set forth in Section 4.4(d) of the Company Disclosure Letter (and Section 4.4(d) of the Company Disclosure Letter further sets forth the Company’s good faith estimate of the portion of such amount corresponding to each category of Indebtedness included in the definition thereof). As of September 30, 2012, (i) the amount of Cash held by the Company and Coastal was no less than the amount set forth in Section 4.4(d) of the Company Disclosure Letter, and (ii) the Net Book Value was no less than as set forth in Section 4.4(d) of the Company Disclosure Letter.  Since September 30, 2012 to the date of this Agreement, except for activities related to this Agreement, the Companies have operated in the Ordinary Course of Business.

4.5	OWNERSHIP OF PROPERTIES; ENCUMBRANCES

(a) Except as described in Section 4.5(a) of the Company Disclosure Letter, the Company and Coastal each owns good and marketable title, free and clear of all Encumbrances (other than Permitted Encumbrances), to all the properties and assets (whether real, personal or mixed and whether tangible or intangible) and Finance Contracts that it purports to own, including all of the properties and assets reflected in the Most Recent Financial Statements, except for any Finance Contracts and other personal property sold (or, in the case of Finance Contracts, repaid or otherwise satisfied or released) since the date of the Most Recent Financial Statements, as the case may be, all in the Ordinary Course of Business.  All material properties and assets reflected in the Most Recent Financial Statements are free and clear of all Encumbrances other than the Permitted Encumbrances.  The Companies own or lease under valid leases or license under valid licenses all facilities, equipment and other tangible and intangible assets necessary for the conduct of their businesses as currently conducted.

(b) Neither the Company nor Coastal holds a fee simple interest or otherwise owns any interest in any real property.  Section 4.5(b) of the Company Disclosure Letter contains a complete and accurate list of the address of each Leased Real Property and all Real Property Leases to which the Company or Coastal is a party relating to each such Leased Real Property. Except as set forth in Section 4.5(b) of the Company Disclosure Letter, with respect to each of the Real Property Leases: (i) to the Knowledge of the Company, there are no disputes with respect thereto; (ii) no brokerage commissions or finder’s fees, in each case in an amount greater than $50,000 in the aggregate, are or will be owed with respect thereto and all security deposits are fully funded; (iii) the Company or Coastal has not granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) there are no Encumbrances on the estate or interest created by such Real Property Lease (other than Permitted Encumbrances).

(c) Each of the Company’s and Coastal’s offices is and has been operated as a licensed location in any jurisdiction requiring such license in conformity in all material respects with all such licensing and other Legal Requirements applicable to the purchase, receipt and servicing of, and other activities pertaining to, the Finance Contracts, and the sale of insurance coverage related thereto, including, without limitation, motor vehicle retail installment sales acts, sales finance agency acts, or any other Legal Requirements regulating the business of acquiring Finance Contracts, the collection or servicing thereof, and the sale of insurance coverage related thereto.

4.6	NO UNDISCLOSED LIABILITIES

Except as set forth in Section 4.6 of the Company Disclosure Letter, the Company and Coastal have no material liabilities or obligations of any nature, except for (x) liabilities or obligations reflected or reserved against in the Most Recent Financial Statements, (y) current liabilities incurred in the Ordinary Course of Business since the date thereof, or (z) other liabilities not in excess of $250,000 in the aggregate.

4.7	TAXES

(a) Each of the Company and Coastal has timely filed or caused to be timely filed all Tax Returns required to be filed by it on or prior to the date hereof, and all such Tax Returns were true, correct and complete in all material respects and have been prepared in compliance with applicable Legal Requirements.  Each of the Company and Coastal has paid all Taxes that are due and payable by it, whether or not shown on any Tax Return.

(b) No outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns have been given by or on behalf of the Company or Coastal.

(c) The Company and Coastal have no liabilities for Taxes that are required to be reflected on a consolidated balance sheet in accordance with GAAP or in accordance with the Company’s accounting policies and practices consistently applied by the Company, except for liabilities for Taxes reflected or reserved against in the Most Recent Financial Statements and current liabilities for Taxes incurred in the Ordinary Course of Business since the date thereof.

(d) Except as disclosed in Section 4.7 of the Company Disclosure Letter, there is no suit, audit, claim or assessment pending or proposed in writing with respect to Taxes payable by the Company or Coastal.

(e) There are no written assessments, notices of deficiency or proposed adjustments of material Taxes from any taxing authority against the Company or Coastal except for those reflected on the Most Recent Financial Statements.

(f) All Tax deficiencies which have been claimed, proposed, or asserted against the Company or Coastal on or before the date hereof have been fully paid and finally settled or are being contested in good faith with adequate reserves maintained in accordance with GAAP (as disclosed in Section 4.7 of the Company Disclosure Letter), and no issue has been raised in any examination by any taxing authority, which by application of similar principles may be expected to result in the proposal or assertion of a deficiency of Tax against the Company or Coastal for another year not so examined.

(g) There are no Tax sharing agreements or similar arrangements to which the Company or Coastal is party.

(h) The Company and Coastal have withheld, collected or otherwise accrued all Taxes or amounts it is required to withhold or collect under any applicable Legal Requirement in connection with their business and operations, including, without limitation, any amounts required to be withheld or collected with respect to employee state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen’s compensation, and all such amounts have been timely remitted to the proper authorities and all related Tax forms have been timely filed and accurately completed in all material respects.

(i) Neither the Company nor Coastal (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company, UAC or Coastal) or (ii) has any liability for the Taxes of any Person other than the Company or Coastal under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(j) Neither the Company nor Coastal has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by IRC Section 355 or IRC Section 361.

(k) Neither the Company nor Coastal will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in IRC Section 7121 (or any corresponding or similar provision of state, local, or non- U.S. Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under IRC Section 1502 (or any corresponding or similar provision of state, local, or non U.S. income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) election under IRC Section 108(i).

(l) (i) The net operating loss carryforwards (for purposes of IRC Section 172) and alternative net operating loss carryforwards (within the meaning of IRC Section 56) of the Company and Coastal for the period ended December 31, 2011 were, in each case, not less than $68.0 million, and (ii) immediately prior to execution of this Agreement, there were no applicable limitations on the use of such net operating losses pursuant to IRC Section 382 (or any corresponding provision of Virginia or California Tax law).

(m) Neither the Company nor Coastal is or has been a party to any “listed transaction,” as defined in Treasury Regulation Section 1.6011-4(b).

(n) Neither the Company nor Coastal is a party to any contract, agreement, plan or arrangement including, without limitation, this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise tax could be imposed pursuant to Sections 280G, 409A, 4999 or 162(m) of the IRC (or any corresponding provision of state, local or non-U.S. tax law). Except as disclosed in Section 4.7(n) of the Company Disclosure Letter, neither the Company nor Coastal has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the IRC.

4.8	NO MATERIAL ADVERSE EFFECT

Since December 31, 2011, there has not been any Material Adverse Effect with respect to the Companies, taken as a whole.

4.9	EMPLOYEE BENEFITS

(a) Section 4.9 of the Company Disclosure Letter lists all benefit and compensation plans, programs, policies and arrangements maintained by, contributed to or with respect to which there is or would be any obligation or liability of the Company or Coastal, including all “employee benefit plans” (as defined in Section 3(3) of ERISA), employment agreements and other agreements or arrangements containing “golden parachute” or other similar provisions, incentive compensation agreements, and deferred compensation agreements (collectively, the “Plans”).  Except for such Plans so listed the Company and Coastal do not sponsor, maintain, contribute, or have liability with respect to any plan program, fund or arrangement that constitutes an “employee benefit plan,” and do not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement arrangement on behalf of any current or former employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of ERISA)) , the dependents or beneficiaries thereof, or any current or former director or individual consultant.  The Companies are not required to contribute to any Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Companies’ employees.

(b) Except as set forth on Section 4.9 of the Company Disclosure Letter, no Plans provide post retirement medical or life insurance benefits, except as required under Section 4980B of the IRC for which the covered individual pays the full cost of coverage.

(c) All Plans listed on Section 4.9 of the Company Disclosure Letter and the administration thereof are in compliance in all material respects with their terms and all applicable provisions of ERISA, the IRC  and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations.

(d) All accrued contribution obligations of the Companies as of the date of the Most Recent Financial Statements with respect to any Plan listed on Section 4.9 of the Company Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the Most Recent Financial Statements.

(e) Except as set forth on Section 4.9 of the Company Disclosure Letter, the consummation of the Contemplated Transactions will not constitute a default or a triggering event under any of the Plans that (either alone or upon the occurrence of any additional or subsequent event) will result in any liability, payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any person or entity.

(f) All Plans listed on Section 4.9 of the Company Disclosure Letter that are intended to qualify under Section 401(a) of the IRC (the “Qualified Plans”) have been determined by the Internal Revenue Service to be qualified in form, and copies of such determination letters have been provided to the Buyer, and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect such qualified status.  All material reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed.  Neither of the Companies, any Plan, nor, to the Knowledge of the Company, any other Person, has engaged in any transaction which is prohibited under the provisions of Section 4975 of the IRC or Section 406 of ERISA that could subject the Companies to a material Tax or penalty under the IRC or ERISA.  No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the IRC and Section 302(l) of ERISA, whether or not waived;

and neither the Companies nor, to the Knowledge of the Company, any other Person has incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the Pension Benefit Guaranty Corporation with respect to any Plan or breached any fiduciary duty with respect to any Plan. No action, investigation, suit, proceeding, hearing or claim with respect to any Plan (other than routine claims for benefits) is pending or, to the Knowledge of the Company, threatened.

(g) There have been no terminations, partial terminations or discontinuations of contributions to any Qualified Plan intended to qualify under Section 401(a) of the IRC without notice to and approval by the Internal Revenue Service.

(h) No Plan listed in Section 4.9 of the Company Disclosure Letter is subject to the provisions of Title IV of ERISA, and the Companies have no current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) or otherwise under Title IV of ERISA or Section 412 of the IRC.

(i) No circumstances exist pursuant to which the Companies could have any direct or indirect  liability (including, but not limited to, any liability to the Internal Revenue Service for any excise tax or penalty, or under Title IV of ERISA) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company or Coastal that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the IRC) that includes the Company or Coastal.

4.10	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a) Except as set forth in Section 4.10(a) of the Company Disclosure Letter: (i) the Companies are, and at all times since December 31, 2009 have been, in compliance in all material respects with each Legal Requirement that is or was applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets; (ii) no event has occurred that (A) constitutes or results in a material violation by the Companies of, or a failure on the part of the Companies to materially comply in any respect with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature for violation of a Legal Requirement; and (iii) the Companies have not received, at any time since December 31, 2010, any written notice or written communication from any Governmental Body or any other Person regarding (A) any actual or alleged material violation of, or failure to materially comply with, any Legal Requirement, or (B) any actual or alleged obligation on the part of the Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature for violation of a Legal Requirement;

(b) Section 4.10(b) of the Company Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by the Companies.  Each Governmental Authorization listed or required to be listed in Section 4.10(b) of the Company Disclosure Letter is valid and in full force and effect.  Except as set forth in Section 4.10(b) of the Company Disclosure Letter: (i) the Companies are, and at all times since December 31, 2009 have been, in material compliance with all of the terms and requirements of each Governmental Authorization held by the Companies; (ii) no event has occurred or circumstance exists that (A) constitutes or results directly or indirectly in a material violation of, or a material failure to comply with any term or requirement of any Governmental Authorization held by the Companies, or (B) may result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any material modification to, any Governmental Authorization held by the Companies; (iii) the Companies have not received, at any time since December 31, 2010, any written notice from any Governmental Body regarding (A) any actual or alleged material violation of or material failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or material modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorization held by the Companies have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.  The Governmental Authorizations listed in Section 4.10(b) of the Company Disclosure Letter collectively constitute all of the material Governmental Authorizations necessary to permit the Companies to lawfully conduct and operate their businesses in substantially the same manner each currently conducts and operates such business and to permit the Companies to own and use their respective assets in the same manner in which they currently own and use such assets.  The Companies possess, and immediately prior to the Closing will possess, all Governmental Authorizations necessary to permit the Companies to lawfully conduct and operate their businesses in substantially the same manner each currently conducts and operates such business and to permit the Companies to own and use their respective assets in the same manner in which they currently own and use such assets.

(c) Neither the Companies nor, to the Knowledge of the Companies, any officer or director of the Companies, or any agent acting on behalf of the Companies, has provided, directly or indirectly, anything of value (including payments or discounts to customers or clients or employees of customers or clients) for purposes of obtaining or retaining business, or taken any action, or failed to take any action, in violation of any applicable Legal Requirements prohibiting the payment of undisclosed commissions or bonuses or the making of bribes or incentive payments or other arrangements of a similar nature, including the U.S. Foreign Corrupt Practices Act.

4.11	LEGAL PROCEEDINGS; ORDERS

(a) Section 4.11 of the Company Disclosure Letter sets forth each Proceeding pending or, to the Knowledge of the Company, threatened against either of the Companies since December 31, 2010.

(b) Except as set forth in Section 4.11 of the Company Disclosure Letter, since December 31, 2010 (i) there has been no Order or settlement agreement to which the Companies, or any of their respective assets owned or used by the Companies, are subject, and (ii) no officer, director, agent, member, manager or employee of the Companies has been subject to any Order that prohibits such officer, director, agent, member, manager or employee from engaging in any conduct, activity or practice relating to the business of the Companies.

4.12	ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Section 4.12 of the Company Disclosure Letter, since December 31, 2011, the Companies have conducted business only in the Ordinary Course of Business and there has not been any:

(a) amendment to the Organizational Documents of the Company or Coastal;

(b) other than as authorized or contemplated in this Agreement, action by the Company to (i) split, combine or reclassify its outstanding Shares; (ii) declare, set aside or pay any distribution payable in cash, stock or property in respect of any Shares or phantom equity; or (iii) repurchase, redeem or otherwise acquire any of its Shares or any securities convertible into or exchangeable or exercisable for any of its Shares.

(c) payment by the Company or Coastal of any bonuses or increase by the Company or Coastal of salaries, or other compensation (including amounts in respect of phantom equity) to any director, officer, member, manager or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any Plan;

(e) material damage to or destruction or loss of any asset or property of the Companies, whether or not covered by insurance;

(f) entry into, termination of, or receipt of notice of termination of (i) any material Governmental Authorization held by the Companies, or (ii) any Material Contract;

(g) (other than in the Ordinary Course of Business) sale, lease, or other disposition of any asset or property of the Companies or mortgage, pledge, or imposition of any Encumbrance (other than Permitted Encumbrances) on any tangible asset or property of the Companies;

(h) sale, assignment, transfer, lease, license, permission to be subject to any Encumbrance (other than Permitted Encumbrances), abandonment, permission to lapse, or other disposition of, or failure to maintain or protect in full force and effect, any Intellectual Property, including failure to protect confidentiality of any Know-How;

(i) material change in the accounting methods used by the Companies;

(j) making or changing of any Tax election, change of an annual accounting period, filing of any amended Tax Return, entry into any closing agreement, settlement of any Tax claim or assessment, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, failure to pay any Taxes as they became due and payable or taking of any other similar action, or omission to take any action relating to the filing of any Tax Return or the payment of any Tax;

(k) investment in, loan to or acquisition of the securities or assets of (or series of related investments in, loans to or acquisitions of the securities or assets of) any Person by the Company or Coastal either involving more than $25,000 or outside the Ordinary Course of Business;

(l) issuance of any note, bond or other debt security or incurrence, assumption or guaranty of any Indebtedness by the Company or Coastal involving, individually or in the aggregate, more than $25,000;

(m) commenced or settled any Proceeding for an amount involving in excess of $50,000 in the aggregate or involving equitable or injunctive relief;

(n) cancellation or waiver of any claims or rights with a value to the Companies in excess of $50,000 or outside the Ordinary Course of Business; or

(o) agreement, whether written or oral, by the Company or Coastal to do any of the foregoing.

4.13	CONTRACTS

(a) Section 4.13(a) of the Company Disclosure Letter contains a complete and accurate list, and the Company has delivered to the Buyer true and complete copies, of:

(i) each Company Applicable Contract that involves performance of services or delivery of goods or materials by the Company or Coastal of an amount or value in excess of $75,000;

(ii) each Company Applicable Contract that involves expenditures or receipts of the Company or Coastal in excess of $75,000;

(iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Company Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, whether as lessor or lessee, any personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $75,000);

(iv) each licensing agreement or other Company Applicable Contract related to Intellectual Property, including (A) agreements with current or former employees, consultants or contractors regarding the ownership, appropriation or non-disclosure of any Intellectual Property and (B) agreements under which any assignment, transfer, license or other right with respect to any Intellectual Property is granted by the Company or Coastal to any Person or by any Person to the Company or Coastal (other than licenses for  commercially available, “off-the-shelf,” unmodified, desktop software applications that are provided in executable form only, and licensed for use by a single end-user for internal purposes, with a total license fee of less than $10,000);

(v) each Company Applicable Contract to or with any labor organization or other employee representative of a group of employees as well as any Contract between the Company or Coastal and any employee, manager, officer, director, consultant or independent contractor;

(vi) each Company Applicable Contract that is a settlement, conciliation, or similar agreement with any Governmental Body or pursuant to which any of the Companies will be required after the date of this Agreement to pay consideration in excess of $75,000;

(vii) each joint venture, partnership agreement and any other Company Applicable Contract involving a sharing of profits, bonus, costs or liabilities with any other Person;

(viii) each Company Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or Coastal, or any Affiliate of the Company or limit the freedom of the Company, or any Affiliate of the Company to engage in any line of business or compete with any Person;

(ix) each Company Applicable Contract for capital expenditures in excess of $75,000;

(x) each material written warranty, guaranty, and other similar undertaking with respect to contractual performance extended by the Company or Coastal, other than contained in any Finance Contract acquired by Coastal in the Ordinary Course of Business;

(xi) each Company Applicable Contract that provides for financing or evidences indebtedness for money borrowed by the Company or Coastal, or provides for any guaranty thereof, or which creates or purports to create a lien or security interest on assets of the Company or Coastal;

(xii) each Real Property Lease;

(xiii) each material Company Applicable Contract with any Person to service or collect any Finance Contract; and

(xiv) each amendment in respect of any of the foregoing.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter, each

Finance Contract acquired by Coastal, in all material respects:

(i) is a valid and binding obligation of each obligor thereof with no right of set-off, defenses or counterclaims;

(ii) complies with Legal Requirements, and arose out of a bona fide transaction occurring in the Ordinary Course of Business;

(iii) is, and at all times since the date of acquisition, administered, serviced, collected and enforced by Coastal in accordance with the terms of the Finance Contracts, applicable Legal Requirements and any applicable Warehouse Facility or other credit facility requirements during the time the Finance Contract was administered, serviced, collected and enforced by Coastal;

(iv) is an installment sale agreement or other deferred payment obligation providing for the retention of a security interest in favor of Coastal in the underlying personal property to secure payment of the obligation evidenced thereby and such lien has been, or, in the case of Finance Contracts purchased in the last sixty (60) days, is in the process (which process is being timely and properly pursued consistent with industry standards and legal requirements) of being, duly perfected in accordance with applicable law;

(v) is owned by Coastal, and Coastal owns all rights to receive all amounts payable thereunder, except for the rights of Coastal’s lenders disclosed in Section 4.13(a)(xi) of the Company Disclosure Letter; and

(vi) except as indicated in Section 4.13(b) of the Company Disclosure Letter, requires Coastal to be named as loss payee or beneficiary (as may be applicable) under any insurance policy with respect to such Finance Contract or Related Security, and entitles Coastal to the benefits of such insurance policy.

(c) Since December 31, 2011, Coastal has consistently followed and not materially changed its practices with respect to waivers, modifications, payment deferrals and insurance tracking with respect to Finance Contracts.  During such period, Coastal’s policy has been not to permit payment deferrals without some simultaneous cash payment by the obligor.

(d) Except as set forth in Section 4.13(d) of the Company Disclosure Letter, with respect to each Company Applicable Contract identified or required to be identified in Section 4.13(a) of the Company Disclosure Letter (each, a “Material Contract”), (i) such Material Contract is in full force and effect and is valid and enforceable, (ii) no event has occurred that may contravene, conflict with, or result in a violation or breach of, or give the Company, Coastal or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, such Material Contract; (iii) the Companies have not given to or received from any other Person, at any time since December 31, 2011, any written notice or other communication regarding any actual or alleged violation or breach of, or default under, such Material Contract; (iv) the Companies have performed, in all material respects, all of their obligations under such Material Contract required to be performed by them on or prior to the date hereof, and (iv) such Material Contract will not be subject to termination or any other remedy at the option of any Person upon a change in control of the Company or Coastal or upon the consummation of the Contemplated Transactions.

4.14	INSURANCE

(a) Section 4.14 of the Company Disclosure Letter sets forth a list of all policies of insurance to which the Company or Coastal is a party or under which the Company or Coastal, or their properties, assets, businesses, operations and employees, is covered.

(b) All of such insurance policies are valid and binding and in full force and effect, no entity party thereto is in default with respect to its obligations under any of such insurance policies or has received any notification of cancellation of any of such insurance policies, and, to the Knowledge of the Company, there is no threatened termination of or premium increase with respect to any such policies.  All premiums due under such policies have been paid when due, and the insurance coverage provided by any such policies will not terminate or lapse by reason of the Contemplated Transactions.

4.15	ENVIRONMENTAL MATTERS

Except as set forth in Section 4.15 of the Company Disclosure Letter:

(a) The Companies have complied and are in compliance in all material respects with applicable Environmental Laws and have no liability for any Hazardous Activity.  Since December 31, 2010, the Companies have not received any written notice, or other written communication from (i) any Governmental Body, any Person, or a private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with, or any liability under, any Environmental Law.

(b) There are no pending or, to the Knowledge of the Company, threatened material Proceedings, Orders, Encumbrances, or other restrictions of any nature, resulting from any Environmental Law, with respect to or affecting the Companies or any of the Facilities.

(c) Notwithstanding the generality of any other representation or warranty in this Agreement, the representations and warranties contained in this Section 4.15 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Laws, Hazardous Activities and Hazardous Materials.

4.16	EMPLOYEES

(a) Section 4.16 of the Company Disclosure Letter contains a complete and accurate list of the following information for each employee or manager of the Company or

Coastal who is employed by the Company or Coastal (each, a “Business Employee”): name; job title; current base or hourly compensation; and service credited for purposes of vesting and eligibility to participate under any Plan.

(b) No employee, director, officer or manager of the Company or Coastal is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreements or agreements related to Intellectual Property, between such employee, director, officer or manager and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an employee, director, officer or manager of the Company or Coastal, or (ii) the ability of the Company or Coastal to conduct its business.

4.17	LABOR RELATIONS; COMPLIANCE

(a) The Companies have not been and are not a party to any collective bargaining agreement or other labor Contract or relationship with any labor organization.  Except as set forth in Section 4.17 of the Company Disclosure Letter, since December 31, 2010, there has not been, there is not presently existing, and, to the Company’s Knowledge, there is not threatened, any strike, lockout, slowdown, picketing, work stoppage, employee grievance process or other material labor dispute, and, to the Company’s Knowledge, no union organizational or decertification activities are underway or threatened with respect to any employees of the Companies.

(b)   Except as set forth in Section 4.17 of the Company Disclosure Letter, since December 31, 2010, there has not been any, and, to the Company’s Knowledge, there is not threatened, any Proceeding against or affecting the Company or Coastal relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any written charge or written complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any other Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Companies or their premises, or any application for certification of a collective bargaining agent.  No event has occurred or circumstances exist that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Company or Coastal, and no such action is contemplated by the Companies.  Except as set forth in Section 4.17 of the Company Disclosure Letter, the Company and Coastal have complied with all Legal Requirements relating to labor and employment matters, including equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.  The Companies are not liable for the payment of any compensation, damages, Taxes, fines, penalties or other material amounts, however designated, for the failure to comply with any of the foregoing Legal Requirements.

(c) Since December 31, 2010, none of the Companies has implemented any plant closings or employee layoffs that would implicate the WARN Act.

(d) To the Knowledge of the Company, as of the date hereof, no executive officer, manager, or key employee has any present intention to terminate his or her employment with the Company or Coastal within the next twelve months.

4.18	INTELLECTUAL PROPERTY

(a) Except as listed in Section 4.18(a) of the Company Disclosure Letter, the Company and Coastal do not own any: (i) registered or applied for Patents, Marks, Copyrights or Internet domain names or (ii) material software or databases.  The Company or Coastal solely and exclusively owns all right, title and interest in and to all Intellectual Property set forth in Section 4.18(a) of the Company Disclosure Letter. There are no Patents, Marks, Copyrights or other Intellectual Property that are material to the operation of the business of Company or Coastal, other than commercially available licenses of software that are adequate for its present needs and operations.

(b) To the Knowledge of the Company, the operation of the Company’s or Coastal’s respective business has not infringed, misappropriated or otherwise conflicted with, and is not infringing, misappropriating or otherwise conflicting with, any Intellectual Property of any Person.  There has not been any claim since December 31, 2010, and there is no pending or, to the Knowledge of the Company, threatened claim, regarding any of the foregoing, and neither the Company nor Coastal has Knowledge of any facts which indicate a likelihood of any of the foregoing, including, without limitation, any solicited or unsolicited offers or requests to license any Intellectual Property.  To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise conflicted with, or is infringing, misappropriated or otherwise conflicted with, any Intellectual Property owned or licensed by the Company or Coastal.

(c) Each of the Company and Coastal has complied with, and is currently in compliance with, all Legal Requirements and industry standards with respect to the collection, use, storage, processing, transfer, import, export or disclosure of personally identifiable information relating to individuals.  Neither the Company nor Coastal has experienced any incident in which personally identifiable information or such other information was or may have been lost, stolen or improperly accessed.  There has not been any claim since December 31, 2010, and there is no pending or, to the Knowledge of the Company, threatened claim against the Company or Coastal regarding any personally identifiable information or such other information, and neither the Company nor Coastal is aware of any facts which indicate a likelihood of any of the foregoing.  The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement comply with all such policies, programs, procedures and Legal Requirements.  Each of the Company and Coastal has taken all reasonable actions to maintain and protect the Intellectual Property owned or licensed by it (including, without limitation, confidentiality of Know-How), and to maintain and protect the security, continuity, and integrity of the information technology system used by it (including, without limitation, software, data, databases and related documentation), and there have been no unauthorized intrusions or breaches of the security of such information technology system.

4.19	AFFILIATE TRANSACTIONS

Section 4.19 of the Company Disclosure Letter sets forth a complete and correct list of the following that are either currently existing or have existed at any time during the past twelve months: (i) all Company Applicable Contracts, agreements, undertakings, understandings, arrangements or liabilities (in each case whether written or oral) between the Company or Coastal, on the one hand, and any Related Party, on the other hand, (ii) any services, assets or facilities provided, or caused to be provided, by the Companies to any Related Party or by any Related Party to the Companies, and (iii) any interest by a Related Party in any of the assets and properties used for or related to the business or operations of the Companies (other than the ownership of Shares).

4.20	BROKERS OR FINDERS

Other than Milestone Advisors, LLC, no agent, broker, or other Person acting on behalf of the Company or Coastal or under any authority of the Company or Coastal is or shall be entitled to any commission, broker’s or finder’s fee, or any other form of compensation or payment relating to this Agreement and the Contemplated Transactions.  Milestone Advisors, LLC has delivered the Fairness Opinion to the Company Board.

4.21	BOOKS AND RECORDS

The books, records and accounts of the Company and its subsidiaries, in all material respects (i) with respect to the Financial Statements, have been maintained in accordance with GAAP and any other applicable legal and accounting requirements on a consistent basis during the period covered by the Financial Statements, and, with respect to books and records other than Financial Statements, have been maintained in accordance with applicable legal requirements and good business practices; (ii) with respect to the Financial Statements, are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets, the financial condition and the results of operations of the Company and its subsidiaries; and (iii) accurately and fairly reflect the basis for the Financial Statements, in each case as of the dates and for the periods indicated.

4.22	INFORMATION SUPPLIED

The Proxy Statement shall not, on the filing date, on the date of mailing to the Company’s shareholders and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied in writing by Buyer or Parent specifically for inclusion in the Proxy Statement.

5. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BUYER

The Parent and Buyer jointly and severally represent and warrant to the Company as follows:

5.1	ORGANIZATION AND GOOD STANDING

The Parent is a corporation duly formed, validly existing, and in good standing under the laws of the State of Delaware.  Buyer is a corporation duly organized and validly existing under the laws of the State of Indiana.  Each of Parent and Buyer has full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.  Each of Parent and Buyer is duly qualified to do business as a foreign legal entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification to do business as a foreign legal entity.  The Parent has delivered to the Company true and complete copies of the Organizational Documents of each of the Parent and the Buyer, as currently in effect.

5.2	AUTHORITY; NO CONFLICT

(a) The Parent and the Buyer each has full power and authority to execute and deliver this Agreement and the other documents and agreements contemplated by this Agreement to be executed and delivered by it, respectively, and, subject to the fulfillment of the conditions precedent set forth in Sections 8.1(c) and (e) of this Agreement, to consummate or perform the Contemplated Transactions.

(b) The execution and delivery by the Parent and Buyer of this Agreement has been duly authorized by all necessary corporate action on the part of Parent and Buyer, respectively. This Agreement constitutes the legal, valid, and binding obligation of each of Parent and Buyer, enforceable against each of them in accordance with its terms.

(c) Neither the execution and delivery of this Agreement by the Parent or Buyer nor the consummation or performance of any of the Contemplated Transactions by the Parent or Buyer will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or Buyer, or (B) any resolution adopted by the board of directors of Parent or Buyer;

(ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy, or obtain any relief, under any Legal Requirement or any Order to which Parent or Buyer, or any of the assets owned or used by Parent or Buyer, may be subject;

(iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Parent or Buyer;

(iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Buyer Applicable Contract; or

(v) result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the assets owned or used by the Buyer, except as otherwise expressly agreed under the terms of this Agreement or in connection with financing arrangements entered into by Parent or Buyer or their Affiliates.

(d) Except for compliance with (i) the HSR Act and the regulations thereunder, (ii) compliance with any applicable requirements of the Exchange Act and other applicable securities laws and (iii) the filing of the Articles of Merger pursuant to the IBCL; no Consent is required in connection with the execution and delivery by Parent or Buyer of this Agreement or the consummation or performance by Parent or Buyer any of the Contemplated Transactions.

5.3	INVESTMENT INTENT

The Parent is acquiring the Company in the Merger for its own account and not with a present intent to distribute the equity interests of the Company within the meaning of Section 2(a)(11) of the Securities Act.

5.4	CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Parent or Buyer and that challenges, or has the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, and, to the Parent’s Knowledge, no such Proceeding has been threatened.

5.5	BROKERS OR FINDERS

No agent, broker, or other Person acting on behalf of Parent or Buyer or under any authority of Parent or Buyer or its affiliates is or shall be entitled to any commission, broker’s or finder’s fee, or any other form of compensation or payment relating to this Agreement and the Contemplated Transactions.

5.6	FINANCIAL CAPACITY

Other than the Wells Fargo Consent (and the financing contemplated thereby), Parent and Buyer understand and acknowledge that the obligations of Parent and Buyer to consummate the Contemplated Transactions are not in any way contingent upon or otherwise subject to consummation of any financing arrangement, obtaining of any financing, or the availability, grant, provision, or extension of any financing to Parent or Buyer.  Subject to satisfaction of the conditions set forth in Section 8.1, upon receipt of all committed equity financing to be provided to Parent in connection with the Closing (which may be reduced and supplemented by the Financing), Parent and Buyer on the Closing Date, immediately prior to the consummation of the Contemplated

Transactions, will have sufficient cash, available lines of credit, or other sources of immediately available funds to pay the Purchase Price as required in the Merger and will be readily able to satisfy on a timely basis their obligations to pay the Purchase Price on the Closing Date.

5.7	OPERATIONS AND ASSETS OF BUYER

Buyer has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have incurred liabilities of any nature or conducted any business, other than pursuant to or in connection with this Agreement.  Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Buyer, free and clear of all Encumbrances (other than restrictions on transfer pursuant to applicable securities laws).

5.8	INFORMATION

The Company has provided Parent and Buyer with such access to the facilities, books, records, and personnel of each of the Company and Coastal as Buyer has deemed necessary and appropriate in order for Parent or Buyer to investigate to its satisfaction the business and properties of the Companies sufficiently to make an informed investment decision to participate in the Contemplated Transactions and to enter into this Agreement.  Each of Parent and Buyer (either alone or together with its respective Representatives and advisors) is a sophisticated purchaser and has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of participation in the Contemplated Transactions and is capable of bearing the economic risks of such transaction.  Except for the representations and warranties set forth in this Agreement or any other document or agreement contemplated hereby (including the Company Reports), Parent and Buyer hereby acknowledge and agree that neither the Company nor any of its Affiliates, shareholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Companies or their business or operations, or with respect to projections, forecasts or other forward-looking statements relating to the Companies that may have been furnished to Parent and Buyer.  Notwithstanding the foregoing, nothing in this Section 5.8 or elsewhere in this Agreement shall (i) relieve any Person of liability for fraud or willful misconduct (ii) prevent any party from relying on the representations and warranties of the other party set forth in this Agreement or any other document or agreement contemplated hereby or (iii) be given effect in any claim in respect of fraud or willful misconduct.

5.9	VOTING AGREEMENTS

There are no voting agreements or other agreements with Parent, Buyer or any of their Affiliates or Related Parties, pursuant to which any shareholder of the Company has agreed to vote their Shares in favor of the approval of the principal terms of this Agreement or against any competing proposal.

6. CONDUCT OF BUSINESS PENDING CLOSING

6.1	COVENANTS OF THE COMPANY

After the date hereof and prior to the Closing or earlier termination of this Agreement, the Company agrees that, except as set forth in Section 6.1 of the Company Disclosure Letter and except as expressly contemplated by this Agreement, or to the extent the Buyer shall otherwise consent:

(a) The Company shall cause the business of the Companies to be conducted only in the Ordinary Course of Business in substantially the same manner as heretofore conducted and the Company shall use its commercially reasonable efforts to preserve the business organizations of the Companies intact and maintain their existing relations and goodwill with customers, suppliers, creditors, lessors and business associates.

(b) The Company shall not (and shall cause Coastal not to) amend its Organizational Documents; and the Company shall not (i) split, combine or reclassify its outstanding capital; or (iii) repurchase, redeem or otherwise acquire any of its equity capital or any securities convertible into or exchangeable or exercisable for any of its Shares.

(c) The Company shall not (and shall cause Coastal not to) issue, sell, or dispose of any equity capital securities, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any equity capital securities.

(d) The Company shall not incur (and shall cause Coastal not to incur) any Indebtedness except for borrowings under the Wells Fargo LOC incurred in the Ordinary Course of Business.

(e) The Company shall not (and shall cause Coastal not to) repay principal on existing Indebtedness except in the Ordinary Course of Business.

(f) The Company shall not (and shall cause Coastal not to) make any acquisition of, or investment in, whether by merging or consolidating with, purchasing or by any other manner, assets or stock of any other Person or entity.

(g) The Company shall not (and shall cause Coastal not to) permit to be subject to any Encumbrance, sell, transfer, assign, lease, license, encumber or otherwise dispose of any of its assets, other than the sale of inventory in the Ordinary Course of Business.

(h) The Company shall not (and shall cause Coastal not to) terminate, establish, adopt, enter into, make any new grants or awards of Company equity-based, phantom equity or similar compensation or other benefits under, amend or otherwise materially modify any Plan or increase the salary, wage, bonus or other compensation of any managers, directors, officers or employees except, (i) normal periodic performance reviews that result in increases in cash compensation in the Ordinary Course of Business, (iii) the provision of benefits (other than equity-based, phantom equity or similar compensation) under the existing terms of any Plan set forth on Section 4.9 of the Company Disclosure Letter consistent with past practice for newly hired, appointed or promoted officers and employees, or (iv) amendments to Plans necessary to comply with applicable law.  The Company shall take the action required of it in Section 3 of the Amendment to Employment Agreement prior to the Closing.

(i) The Company shall not (and shall cause Coastal not to) implement any facility closings or employee layoffs that could implicate the WARN Act.

(j) The Company shall not (and shall cause Coastal not to) enter into, violate, materially amend or modify, or terminate any Material Contract.

(k) The Company shall (and shall cause Coastal to) maintain insurance with financially responsible or nationally recognized insurers in such amounts and against such risks and losses as are consistent with the insurance maintained by the Companies in the Ordinary Course of Business.

(l) The Company shall not (and shall cause Coastal not to) (i) declare, set aside, establish a record date for, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other equity, or make any other payments to any of its shareholders or equityholders, other than (in any such case) payments between the Company and Coastal, or (ii) enter into any agreement with respect to the voting of its capital stock or other equity.

(m) The Company shall not (and shall cause Coastal not to) change any credit practice or accounting method, change any practice or standard used to maintain its books, accounts or business records, make or change any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to the Company or Coastal, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment relating to the Company or Coastal, fail to pay any taxes as they become due and payable, or take any other similar action.

(n) The Company shall promptly provide the Buyer with copies of all filings made by the Company or Coastal with, and inform the Buyer of any communications received from, any state or federal court, administrative agency, commission or other Governmental Body in connection with this Agreement and the Contemplated Transactions.

(o) The Company shall (and shall cause Coastal to) use its commercially reasonable efforts to promptly obtain the Consents listed in Section 4.2 of the Company Disclosure Letter.  The Company shall promptly notify the Buyer of any failure or anticipated failure to obtain any such Consent and shall provide copies of all of the Consents obtained by the Company or Coastal to the Buyer.

(p) The Company shall not (and shall cause Coastal not to) enter into any Contract with any Related Party or any shareholder of the Company.

(q) The Company shall (and shall cause Coastal to) use commercially reasonable efforts to maintain in effect or renew all existing Governmental Authorizations pursuant to which the Companies operate.

(r) The Company shall not (and shall cause Coastal not to) transfer or assign any Company Applicable Contract to any Affiliate (other than the Company or Coastal).

(s) The Company shall not (and shall cause Coastal not to) settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Proceeding, investigation, litigation or dispute.

(t) The Company shall not (and shall cause Coastal not to) incur or commit to incur any capital expenditures in excess of $25,000 in the aggregate in any month.

(u) The Company shall not (and shall cause Coastal not to) commence a Proceeding.

(v) The Company shall not (and shall cause Coastal not to) purchase, lease, license or otherwise acquire any assets, except in the Ordinary Course of Business.

(w) The Company shall not (and shall cause Coastal not to) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Companies, subject to Section 6.2.

(x) The Company shall not (and shall cause Coastal not to) except as required by applicable Legal Requirements or GAAP, materially revalue any of the Companies’ material assets, including writing off notes or accounts receivable.

(y) With respect to each of the negative covenants set forth in this Section 6.1, the Company shall not (and shall cause Coastal not to) authorize or enter into any agreement, contract or commitment to take any of the actions set forth in such negative covenants.  With respect to each of the affirmative covenants set forth in this Section 6.1, the Company shall not (and shall cause Coastal not to) authorize or enter into any agreement, contract or commitment that prohibits or limits any of the actions set forth in such affirmative covenants.

The parties hereto acknowledge and hereby agree that any restrictions set forth in this Section 6.1 are not intended to give Parent or Buyer, directly or indirectly, the right to control or direct the business or operations of the Companies at any time prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over its and Coastal’s own business and operations.

6.2	NO SOLICITATION

(a) Following the execution of this Agreement, the Company shall not, and shall cause Coastal and the officers, directors, managers, agents, advisors, Representatives and Affiliates of the Company and Coastal not to, initiate, solicit, facilitate, or knowingly encourage (including by way of furnishing any information or assistance) or cooperate with, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or agree to endorse, or endorse, any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other Representative retained by the Company or Coastal, to take any such action, and the Company shall promptly (and, in any event, within 24 hours) notify Buyer of all relevant details (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) relating to all inquiries and proposals which the Company may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.2 shall prohibit the board of directors of the Company from: (i) complying with its disclosure obligations under Rule 14d-9 or Rule 14e-2(a) under the Exchange Act; (ii) providing information in response to a request by a Person who has made an unsolicited bona fide Acquisition Proposal or given written notification of its bona fide intent to make an Acquisition Proposal, at any time prior to, but not after, the receipt of the Company Required Vote, if the Company’s board of directors receives from the Person so requesting such information an executed confidentiality and standstill agreement (which information shall be provided to Parent if not already provided to Parent); (iii) engaging in any negotiations or discussions with any such Person who has made such unsolicited notification of its intent to make a bona fide written Acquisition Proposal, or (iv) subject to Section 6.2(b), recommending such an Acquisition Proposal to the shareholders of the Company, if, and only to the extent that, in each such case referred to in clause (ii), (iii), or (iv) above, the Company’s board of directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable Legal Requirements, and the Company’s board of directors determines in good faith (after consultation with its financial advisor) that  such Acquisition Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any parties (other than Parent and Buyer) heretofore conducted with respect to any Acquisition Proposal.

(b) The Company’s board of directors shall not make a Company Adverse Recommendation Change except as provided in this Section 6.2.  Subject to the terms of this Section 6.2(b), in the event the board of directors of the Company determines in good faith, after consultation with its financial advisor and upon advice from outside legal counsel, that it desires to accept a Superior Proposal and that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Legal Requirements, (x) the Company Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the Company Board may authorize the Company to terminate this Agreement in order to enter into an Alternative Acquisition Agreement with respect to, or recommend acceptance of, the Superior Proposal.  The Company Board shall notify Buyer in writing of its intent to take any such action, which advance notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal.  Buyer shall have three business days (the “Notice Period”) to evaluate and respond to the Company’s notice and the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its Representatives exclusively and in good faith (to the extent Parent desires to negotiate)

to make such adjustments in the terms and conditions of this Agreement, so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided that, in the event of any material revisions to the Acquisition Proposal that the Company Board has determined to be a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2  (including by providing an additional three business days’ Notice Period as contemplated above).  If Buyer notifies the Company in writing prior to the expiration of the Notice Period provided in the previous sentence that it shall modify its offered terms so that such Acquisition Proposal ceases to be a Superior Proposal (the “Buyer Proposal”), then the Company shall not be permitted to enter into an Alternative Acquisition Agreement with respect to, or permit its board of directors to make a Company Adverse Recommendation Change with respect to such Superior Proposal.  The Company shall have 48 hours to evaluate the Buyer Proposal.

(c) Subject to compliance with this Section 6.2, in the event the board of directors of the Company determines in good faith, after consultation with its financial advisor and upon advice from outside legal counsel, that consummation of the Buyer Proposal instead of the Superior Proposal would be reasonably likely to violate its fiduciary obligations under applicable Legal Requirements and not be in the best interests of the Company, in accordance with the standards of conduct applicable to directors under the IBCL, the Company shall be permitted to terminate this Agreement in order to execute an Alternative Acquisition Agreement with respect to the Superior Proposal as provided in Section 9.1(d).

(d) In addition, the Company Board may, in response to an Intervening Event, make a Company Adverse Recommendation Change if the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that, in light of such Intervening Event, the failure of the Company Board to effect such a Company Adverse Recommendation Change would be inconsistent with its fiduciary obligations to the Company under applicable Legal Requirements and not be in the best interests of the Company, in accordance with the standards of conduct applicable to directors under the IBCL; provided that the Company shall provide notice to Buyer and engage in good faith negotiations with Buyer in the same manner as described in Section 6.2(b) so that Parent may make such adjustments in the terms and conditions of this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Intervening Event.

6.3	EFFORTS

Subject to the terms and conditions of this Agreement and applicable Legal Requirements, each of the Parent, Buyer and Company shall (and Company shall cause Coastal to) use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Legal Requirements or otherwise to cause any of the conditions to the other party’s obligation to consummate such transactions specified in this Agreement to be fully satisfied.

6.4	APPROVALS

Without limiting the generality of Section 6.3:

(a) Each of the Parent, Buyer and Company shall (and shall use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and Representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in obtaining all necessary Consents, or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Body.  Unless expressly provided otherwise herein, filing fees and charges relating to the giving of notice or obtaining of Consent or permission from any Governmental Body shall be borne by the party obligated under Legal Requirements to provide or obtain such notice, Consent or permission.

(b) The Parent, Buyer and the Company shall timely and promptly cause to be made all filings with Governmental Bodies which may be required by each of them and their respective Affiliates in connection with the consummation of the Contemplated Transactions, including the filing of a notification and report form under the HSR Act within five (5) business days of the date hereof.  Each of Parent, Buyer and the Company shall furnish to the other parties such necessary information and assistance as such other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Body.  Parent shall bear all filing fees and charges under the HSR Act.

(c) Each of Parent, Buyer and the Company shall notify and keep the other parties advised as to (i) any material communication from any Governmental Body regarding any of the Contemplated Transactions, and (ii) any action or Order pending and known to such party, or to its Knowledge threatened, which challenges the Contemplated Transactions.  Without in any way limiting the foregoing, the parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with any Governmental Authorizations.  Neither the Parent, Buyer nor the Company shall take (and the Company shall cause Coastal not to take) any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the Contemplated Transactions under this Agreement.  Prior to the Closing Date, the Company, on the one hand, and Parent and Buyer, on the other hand, shall give prompt written notice to the other upon becoming aware that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or timely satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth in this Agreement or the conditions to the obligations of the other party to consummate the transactions hereunder or the remedies available to the parties hereunder.

(d) Notwithstanding anything in this Agreement to the contrary, each of the Parent and the Buyer agrees that it shall, and shall use commercially reasonable efforts to cause each of its Affiliates to, use their respective commercially reasonable efforts to obtain any Consents, clearances, or approvals required under or in connection with the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”), and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Body, in each case, to cause the Contemplated Transactions to occur as promptly as practicable and in any event prior to the Outside Date.  In furtherance of the foregoing, each of Parent and Buyer shall use their commercially reasonable efforts, and shall use commercially reasonable efforts to cause their Affiliates, to (i) promptly comply with or modify any requests for additional information (including, without limitation, any second request) by any Governmental Body, (ii) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of certain capital stock, assets, rights, products or businesses of the Parent and its Affiliates and other restrictions on the activities of the Parent, Buyer and their Affiliates, and (iii) contest, defend and appeal any threatened or pending preliminary or permanent injunction or other Order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of any party hereto to consummate the Contemplated Transactions and take any and all other actions to prevent the entry, enactment or promulgation thereof.

(e) The Companies shall each use commercially reasonable efforts to obtain (at Buyer’s expense) Wells Fargo’s consent to (i) an expansion of the existing warehouse line of credit under the Wells Fargo LOC to an amount of not less than $120,000,000 and (ii) the Contemplated Transactions under the Wells Fargo LOC (such consent, the “Wells Fargo Consent”), at or before the Closing, unless the Financing is available at Closing and (x) the Financing is provided by Wells Fargo or (y) the Financing includes a facility to replace the Wells Fargo LOC at and following the Closing.  The Wells Fargo Consent may be subject to the continued service of the chief executive of Coastal and other terms and conditions as may be approved by Buyer (such approval not to be unreasonably withheld or delayed).  Parent and Buyer shall use commercially reasonable efforts to provide to the Companies such cooperation as is reasonably requested by the Companies in connection with obtaining the Wells Fargo Consent.  The Company shall use its commercially reasonable efforts to (and to cause Coastal to) comply with the Wells Fargo LOC and manage borrowing availability under the Wells Fargo LOC so that the Company will be able to certify to Buyer, in connection with the Closing, that (i) no default or event of default under the Wells Fargo LOC exists as of the Closing Date and (ii) at least $10,000,000 is available to be drawn under the Wells Fargo LOC as of the Closing Date under Coastal’s existing borrowing base.

6.5	PUBLIC ANNOUNCEMENTS

Except to the extent otherwise required by this Agreement or applicable Legal Requirements,

prior to the Closing, neither the Parent, Buyer nor the Company will (and the Company shall cause Coastal not to) issue any press release or make any other public announcements concerning this Agreement or the Contemplated Transactions without the prior consent of the other parties.  The Company shall give Parent advance notice and the opportunity to review any proposed filing with the SEC regarding the Contemplated Transactions and shall reasonably consider the comments of Parent made to such public announcement; provided, however, that the foregoing shall not require the Company to delay any disclosure or filing of any press release, public announcement or document related thereto.  The parties acknowledge that the Company’s Proxy Statement to be filed with the SEC with respect to the solicitation of proxies from the Company’s shareholders for the approval and adoption of this Agreement and the Contemplated Transactions will contain detailed information concerning the Parent, the Buyer, the Companies, and the Contemplated Transactions that will be publicly available and circulated to the SEC and the Company’s shareholders.

6.6	COOPERATION BY THE COMPANY

Prior to the Closing, the Company shall provide to Parent and Buyer (or their designees), and shall use its reasonable best efforts to cause its Affiliates and Representatives to provide to Parent and Buyer (or their designees), such cooperation as is necessary for Parent and Buyer to obtain either (a) an expansion of the existing warehouse line of credit under the Wells Fargo LOC to an amount of not less than $140,000,000 (including, among other things, (i) certification by the Company that no default or event of default under such facility exists as of the Closing Date (and as of immediately after the Closing after giving effect to the Contemplated Transactions) and (ii) at least $21,000,000 is available to be drawn under the Wells Fargo LOC as of the Closing Date under Coastal’s existing borrowing base, including for purposes of financing the Purchase Price to be paid in connection with the Contemplated Transactions) or (b) a new warehouse line of credit with a financial institution with an original maximum available principal amount of no less than $140,000,000 (with at least $21,000,000 of cash borrowings available to finance the Purchase Price to be paid in connection with the Contemplated Transactions) (either such transaction, the “Financing”) and as is reasonably requested by Parent and Buyer and that is necessary or advisable in connection with arranging and obtaining the Financing.  Expenses related to obtaining the Financing and related charges shall be borne by Buyer.  The Company and Coastal shall provide to Parent and Buyer (or their designees) such cooperation as is reasonably requested by Parent and Buyer in connection with arranging and obtaining an R&W Policy.

6.7	AFFILIATE AGREEMENTS

Prior to the Closing, the Company shall cause the Expense Sharing Agreement, dated as of November 8, 2005, among the Company, Castle Creek Capital LLC and Castle Creek Advisors LLC, to be terminated, with no remaining liabilities on the part of the Company or Coastal, and the Company shall provide Buyer with evidence of any such termination.

7. ADDITIONAL AGREEMENTS

7.1	ACCESS TO COMPANY INFORMATION

Upon reasonable notice, the Company shall (and shall cause Coastal to) afford to the

Representatives of the Buyer reasonable access, during normal business hours throughout the period prior to the Closing Date, to all of the Companies’ employees, properties, books, records and Contracts and, during such period, the Company shall (and shall cause Coastal to) furnish promptly to the Buyer and its Representatives, (i) access to each report, schedule and other document the Company or Coastal files with or receive from any federal or state regulatory agency or commission, and (ii) access to all information concerning the Company, Coastal and their directors, managers and officers and such other matters as may be reasonably requested by the Buyer or its Representatives in connection with any filings, applications or approvals required or contemplated by this Agreement or for any other reason related to the Contemplated Transactions.  Company shall provide a complete and correct signed copy of the Fairness Opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.  The nondisclosure letter agreement between Milestone Advisors, LLC (on behalf of the Company and Coastal) and PCP Managers, LLC dated April 5, 2012 (the “Confidentiality Agreement”), is hereby reaffirmed and remains in full force and effect.

7.2	BUYER COOPERATION

Parent and the Buyer shall reasonably cooperate with the Company and its Representatives to provide (i) reports, schedules, and other documents the Buyer files with or receives from any Governmental Body related to the Contemplated Transactions, and (ii) information concerning the Parent, Buyer and their Affiliates, directors, managers, and officers and such other matters as may be appropriate or requested in connection with any filings, applications, or approvals required or contemplated by this Agreement or for any other reason related to the Contemplated Transactions; provided that the Company and its Representatives shall use reasonable efforts to keep all such information confidential, subject to such disclosure as the Company reasonably determines is legally required to be provided with any of such filings, applications, or approvals.

7.3	INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE

(a) For a period of six years after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or Coastal (in each case, when acting in such capacity), determined as of immediately prior to the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that each of the Company or Coastal would have been required under Indiana or Virginia law, as applicable, and its Organizational Documents, in each case in effect on the date of this Agreement, to so indemnify such Person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent required under applicable law and such Organizational Documents, in each case in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) Prior to the Effective Time, the Company shall, and if the Company is unable to, the Surviving Corporation as of the Effective Time shall, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the Effective Time from an insurance carrier with an AM Best rating equal or superior to A Minus VII with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the existing policies of the Company with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and provided further that, if the annual premiums of such insurance coverage exceed such amount, the Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.  If the Company for any reason fails to obtain such “tail” insurance policies, the Surviving Corporation shall use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies, as applicable, as of the date of this Agreement, provided, however, that in no event shall the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 7.3.

(d) The provisions of this Section 7.3 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.  The rights of the Indemnified Parties under this Section 7.3 shall be in addition to any rights such Indemnified Parties may have under the certificate or articles of incorporation or by-laws of the Company or any of its subsidiaries’ Organizational Documents, or under any applicable Contracts or laws.

7.4	PROXY; SHAREHOLDER APPROVAL

As soon as practicable after the date of this Agreement, the Company shall take all action necessary in accordance with the IBCL and the Company’s Organizational Documents to submit this Agreement and the Merger to the Company’s shareholders for consideration at a meeting to be called and held in accordance with the IBCL and the Organizational Documents of the Company (the “Company Shareholders Meeting”) as promptly as practicable.  Subject to the Company’s right to adjourn or postpone the Company Shareholders Meeting in the good faith judgment of the Company Board in order to maximize the potential to obtain the Company Required Vote, the Company shall use its reasonable best efforts to cause such meeting to occur not more than 35 days after the date of mailing of the definitive proxy statement to Company shareholders.  In furtherance of the foregoing:

(a) As promptly as practicable after the date hereof, the Company shall cause a proxy statement and form of proxy (the “Proxy Statement”) for the solicitation of proxies from the Company’s shareholders for the approval and adoption of this Agreement and the Merger to be filed with the SEC.  Subject to and without limiting the rights of the Company Board pursuant to Section 6.2, the Proxy Statement shall include the Company Recommendation.

(b) The Company, after consultation with Buyer, will use its reasonable best efforts to respond as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement.  The Company shall keep Buyer informed of the progress of the Proxy Statement submission, and promptly provide copies of any SEC staff comment letters or other requests for amendment to the Proxy Statement and responses thereto, as well as copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement.  Prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Buyer with a reasonable opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Buyer.  As promptly as practicable after the clearance (which shall include upon expiration of the 10-day period after filing in the event the SEC does not review the Proxy Statement) of the Proxy Statement by the SEC (the “SEC Clearance Date”), the Company shall mail the Proxy Statement and all other proxy materials to the holders of Shares.

(c) If at any time prior to receipt of the Company Required Vote, any event or change occurs which is required to be described in an amendment or supplement to the Proxy Statement, the parties shall promptly notify each other and shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by applicable Legal Requirements, cooperate in disseminating the information contained in any such amendment or supplement of the Proxy Statement to the Company’s shareholders.

(d) Prior to the termination of this Agreement pursuant to Article 9, the Company’s obligation to call, give notice of and hold the Company Shareholders Meeting in accordance with this Section 7.4 shall not be limited or otherwise affected by a Company Adverse Recommendation Change.

7.5	EMPLOYEE BENEFIT ARRANGEMENTS

(a) Except as set forth in Section 7.5(a) of the Company Disclosure Letter or as the parties may otherwise mutually agree, immediately after the Effective Time, Parent shall cause the Surviving Corporation and Coastal to continue to employ all Business Employees, on an “at-will” basis, who are employed by the Companies as of the Closing Date, and such employment shall be at the same annual salary or hourly rate, as applicable, that such employee receives from the Companies as set forth in Section 4.16 of the Company Disclosure Letter.  Hereinafter, for purposes of this Section 7.5, employees of the Companies who were employed as of the Closing Date and continue such employment immediately after the Closing Date pursuant to this Section 7.5 shall be referred to as “Coastal Employees.”

(b) Immediately after the Closing Date, Parent shall cause the Surviving Corporation and Coastal to be responsible for the payment of any termination or severance payments disclosed to Buyer and provided under the Plans listed on Section 4.9 of the Company Disclosure Letter (subject to the provisions herein for adjustment in respect of Company Allocable Expenses) in accordance with the terms and conditions of such Plans, and the provision of health plan continuation coverage with respect to Coastal Employees in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.  On or before the Closing Date, the Company shall provide Buyer with a true and accurate list of employee layoffs, by date and location, implemented by the Company during the 90-day period preceding the Closing Date.  Subject to the Company providing such list, immediately after the Closing Date, Parent shall cause the Surviving Corporation and Coastal to be responsible for payments (if any) to Coastal Employees required under the WARN Act. Immediately after the Closing Date, Parent shall cause the Surviving Corporation and Coastal to honor all rights of Coastal Employees for accrued vacation time and accrued sick pay earned by Coastal Employees under the Companies’ applicable policies listed on Section 4.9 of the Company Disclosure Letter prior to the Closing Date in accordance with the terms and conditions of such policies.

(c) Nothing contained in this Section 7.5 or any other provision of this Agreement, (i) shall be construed to establish, amend, or modify any Plan, or (ii) create any third-party beneficiary rights or obligations in any Person (including any employee of the Company or Coastal) other than the parties to this Agreement, including with respect to (x) any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation and Coastal or any of their respective Affiliates and (y) the ability of Parent or any of its Affiliates (including, following the Closing Date, the Surviving Corporation) to amend, modify, or terminate any Plan or other benefit or compensation plan, program, agreement or arrangement at any time established, sponsored or maintained by any of them.

7.6	TRANSACTION LITIGATION

The Company and Parent shall give each other the opportunity to participate in the defense, settlement and/or prosecution of any action commenced or, to any party’s Knowledge, threatened against, such party or any of its Affiliates or otherwise relating to, involving or affecting such party or any of its Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Contemplated Transaction (“Transaction Litigation”); provided that none of the Company, its Affiliates or any of their Representatives shall compromise or settle, or agree to compromise or settle, any Transaction Litigation or consent to the same without the Parent’s prior written consent (such consent to be given at the Parent’s sole discretion).  In the event of disagreement between Parent and the Company on the evaluation of the merits or the outcome that would reasonably be expected from such a Proceeding, the parties agree to follow the procedures set forth on Section 7.6 of the Company Disclosure Letter.

8. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

8.1	THE PARENT AND BUYER

The obligation of the Parent and Buyer to complete the Closing and the Merger is subject to the fulfillment as of the Closing Date of the following conditions, any one or more of which may be waived by Parent or Buyer:

(a) (i) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Sections 4.1, 4.2(a), 4.2(d), 4.3, 4.4(d) and 4.8) shall be true and correct (without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth therein) on and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent such representations speak as of a particular date or time, in which case such representations shall be true and correct as of such time), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Companies, and (ii) the representations and warranties of the Company set forth in Sections 4.1, 4.2(a), 4.2(d), 4.3, 4.4(d) and 4.8 shall be true and correct in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except to the extent such representations speak as of a particular date or time, in which case such representations shall be true and correct as of such time).  The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(b) The Company shall have obtained the Company Required Vote, and shall have delivered reasonably acceptable evidence thereof to Parent.

(c) No Legal Requirement or Proceeding (whether temporary, preliminary or permanent) related to the Merger or the approval of the Merger shall be pending or shall have been enacted, issued, promulgated, enforced or entered that either (i) prevents or prohibits consummation of the Merger or (ii) has caused the Companies to incur, or would otherwise reasonably be expected to cause the Companies to incur, fees, expenses or other payment obligations (including without limitation, and without duplication, legal fees and settlement obligations and insurance deductibles or co-payment obligations) in the aggregate in excess of $3,000,000 (provided that such amount shall be determined after giving effect to a reduction for any such fees, expenses or other payment obligations of the Companies that would reasonably be expected to be paid or reimbursed under insurance held by the Companies).

(d) No Material Adverse Effect shall have occurred with respect to the

Companies taken as a whole between the date of execution of this Agreement and the Closing.

(e) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(f) If the Company Expense Adjustment (as reported by a Company executive officer under the first sentence of Section 2.8(c)) is a negative number (i.e., actual Company Allocable Expenses were less than Targeted Company Net Expenses) thus increasing the Adjusted Purchase Price, the Company Expense Adjustment shall not increase the Adjusted Purchase Price by more than $2,000,000.  If the Company Expense Adjustment (as reported by a Company executive officer under the first sentence of Section 2.8(c)) is a positive number (i.e., actual Company Allocable Expenses were greater than Targeted Company Net Expenses) thus decreasing the Adjusted Purchase Price, the Company Expense Adjustment (which for purposes of this Section 8.1(f) will be calculated as if the $2,000,000 cap on such Company Expense Adjustment did not apply) shall not decrease the Adjusted Purchase Price by more than $2,000,000.

(g) The change of control of Coastal’s sales finance company license in each of Florida and Texas shall have been approved (or approval for Coastal’s temporary continued operation following Closing pending such approval shall have been provided in writing) by appropriate Governmental Bodies in such respective jurisdictions in accordance with Legal Requirements.

(h) Unless the Financing is available at Closing and (x) the Financing is provided by Wells Fargo or (y) the Financing includes a facility to replace the Wells Fargo LOC at and following the Closing, then (i) the Wells Fargo Consent shall have been obtained, (ii) no default or event of default under the Wells Fargo LOC shall exist as of the Closing Date, and (iii) at least $10,000,000 shall be available to be drawn under the Wells Fargo LOC as of the Closing Date under Coastal’s existing borrowing base, and the Company shall have provided to Parent a certification that items (ii) and (iii) foregoing are true.

(i) The Company shall have delivered to Parent each of the items set forth in Section 3(a).

8.2	THE COMPANY

The obligation of the Company to complete the Closing and the Merger is subject to the fulfillment as of the Closing Date of the following conditions, any one or more of which may be waived by the Company:

(a) The representations and warranties of the Parent and Buyer contained in this Agreement shall be true and correct (without giving effect to any materiality, Material Adverse Effect or similar qualifications set forth therein) in all material respects on and as of the Closing Date with the same force and effect as though made as of the Closing Date (except to the extent such representations speak as of a particular date or time, in which case such representations shall be true and correct as of such time).  The Parent and Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent or Buyer prior to the Closing Date.

(b) The Company shall have obtained the Company Required Vote.

(c) No Legal Requirement (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect or pending and that prevents or prohibits consummation of the Merger.

(d) All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

(e) Parent or Buyer shall have deposited the portion of the Purchase Price payable to the Paying Agent in accordance with Section 2.8(a) with the Paying Agent and the portion of the Purchase Price payable to the Surviving Corporation with the Company in accordance with Section 2.8(b).

(f) Parent or Buyer shall have delivered to the Company each of the items set forth in Section 3(c).

9. TERMINATION

9.1	TERMINATION EVENTS

Notwithstanding anything to the contrary contained in any other Section of this Agreement, this Agreement may be terminated and the Contemplated Transactions and the Merger abandoned at any time prior to the Closing Date, with the approval of the applicable terminating party’s board of directors, as follows:

(a) by mutual written consent of the Buyer and the Company;

(b) by the Company or Buyer if at the Company Shareholders Meeting (giving effect to any adjournment or postponement thereof), the Company Required Vote shall not have been obtained; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company if (i) it is in breach of its obligations under any of Section 6.2 or 7.4 (other than any immaterial breach thereof not intended to result in an Acquisition Proposal) or (ii) if its failure to fulfill any material obligation required to be performed by it under this Agreement has been the primary cause of, or results in, the failure to obtain the Company Required Vote;

(c) by the Buyer or the Company by written notice to the other party, if the Closing Date shall not have occurred on or before March 31, 2013 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.1(c) shall not be available to (i) the Company if it is in breach of its obligations under any of Section 6.2 or 7.4 (other than any immaterial breach thereof not intended to result in an Acquisition

Proposal) or (ii) any party whose failure to fulfill any material obligation required to be performed by such party under this Agreement has been the primary cause of, or results in, the failure of the Closing Date to occur before the Outside Date;

(d) at any time prior to the Company Shareholders Meeting, by the Company in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Alternative Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by the Company and its board of directors in compliance with Section 6.2 hereof; provided, however, that this Agreement may be terminated by the Company pursuant to this Section 9.1(d) only if (i) prior to such termination the Company and the Company Board, as applicable, shall have at all times complied with Sections 6.2 and 7.4 (other than any immaterial breach thereof not intended to result in an Acquisition Proposal) and (ii) the payment required by Section 9.2 is made in full to Parent pursuant to the terms set forth in this Agreement;

(e) by Parent if (i) there shall have been a Company Adverse Recommendation Change, (ii) the Company Board has failed to reaffirm the Company Recommendation within five (5) business days after Parent has requested in writing that it do so and continues to fail to reaffirm the Company Recommendation as of the date this Agreement is terminated pursuant to this Section 9.1(e), or (iii) any third party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting an Acquisition Proposal and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

(f) by Parent, if the Company shall have breached any of its obligations under Section 6.2 or 7.4 (other than any immaterial breach thereof not intended to result in an Acquisition Proposal);

(g) by Parent (if Parent and Buyer are not in material breach of their representations, warranties, covenants or agreements under this Agreement), if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.1(a) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Date or (B) the Company does not within thirty days after receipt of written notice thereof cure such breach;

(h) by the Company (if the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement), if (i) there has been a breach by Parent or Buyer of any representation, warranty, covenant or agreement contained in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.2(a) if continuing on the Closing Date and (ii) such breach (A) shall not have been cured before the Outside Date, or (B) Parent does not within thirty days after receipt of written notice thereof cure such breach; and

(i) by the Company or Parent, if any Governmental Body of competent jurisdiction shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(i) shall not have initiated such proceeding or taken any action in support of such proceeding and such party shall have used its reasonable best efforts to prevent and oppose such Order or other action.

The party desiring to terminate this Agreement pursuant to any subsection of this Section 9.1 other than subsection (a) shall give written notice of such termination to the other party in accordance with Section 10.4, specifying the provision or provisions hereof pursuant to which such termination is effected.  The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

9.2	TERMINATION FEES

(a) If this Agreement is terminated: (A) by Parent pursuant to Section 9.1(e) (Company Adverse Recommendation) or Section 9.1(f) (Specific Breach), or by Parent pursuant to Section 9.1(g) (Material Company Breach) as a result of an intentional breach by the Company; (B) by either party pursuant to Section 9.1(b) (No Vote) or Section 9.1(c) (Outside Date), or by Parent pursuant to Section 9.1(g) (Material Company Breach) other than as a result of an intentional breach by the Company, and, in any case in this clause (B), at any time after the execution of this Agreement and prior to the expiration of the twelfth (12th) month following such termination, the Company enters into an Alternative Acquisition Agreement or consummates an Acquisition Proposal (with the percentages set forth in the definition of “Acquisition” as used in the term “Acquisition Proposal” changed from 15% to 50%, and with the parties expressly acknowledging that any asset-backed or similar debt financing collateralized by, or involving sale of, a pool of receivables would not constitute an Acquisition Proposal for purposes of this provision); or (C) by the Company pursuant to Section 9.1(d) (Alternative Acquisition Agreement), Company shall pay Buyer by wire transfer of immediately available funds to an account designated by Buyer, the cash amount of $3,975,000.00 (the “Company Termination Fee”), as agreed upon liquidated damages and not as a penalty and, except in the case of fraud and subject to Section 9.2(b) and 9.2(d), as the sole and exclusive remedy of Buyer against Company or Coastal if actually paid in connection with a termination pursuant to the subsections of Section 9.1 set forth in this sentence.  The Company Termination Fee shall be payable (i) in the case of a termination pursuant to clause (A) or (C) hereof, on or before the second (2nd) business day after the termination of this Agreement, and (ii) in the case of a termination pursuant to clause (B) hereof, concurrently with the consummation of an Acquisition Proposal.

(b) In addition to the foregoing, in the event this Agreement is terminated pursuant to Section 9.1(b) (No Vote), or pursuant to Section 9.1(g) (Material Company Breach) other than as a result of an intentional breach by the Company, then the Company shall, within two (2) business days, pay $1,300,000 (the “Company Expense Fee”) to Parent as agreed upon liquidated damages and not as a penalty and, except in the case of fraud and subject to this Section 9.2(b) and 9.2(d), as the sole and exclusive remedy of Buyer against Company or Coastal if actually paid in connection with a termination pursuant to the subsections of Section 9.1 set forth in this sentence by wire transfer of same day funds to one or more accounts designated by Parent.  If, after the Company Expense Fee is paid pursuant to this Section 9.2(b) by the Company, the Company is subsequently required to pay a Company Termination  Fee pursuant to Section 9.2(a), the Company shall be entitled to reduce the amount of the Company Termination Fee payable by the amount of the Company Expense Fee previously paid pursuant to the previous sentence. For the avoidance of doubt, if this Agreement is terminated in accordance with Section 9.1, the obligations of the Company set forth in Section 9.2(a) and this Section 9.2(b) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of Parent and Buyer against the Companies for any breach of this Agreement or any failure to consummate the transactions contemplated by this Agreement, and Parent and Buyer shall not be entitled to any other damages or to seek any other remedies (including in respect of specific performance of the Companies’ obligations under this Agreement) other than as set forth in Section 9.2(a) and this Section 9.2(b).

(c) If this Agreement is terminated by the Company pursuant to Section 9.1(h) (Material Buyer Breach) as a result of an intentional breach by Parent or Buyer, Parent shall pay the Company by wire transfer of immediately available funds to an account designated by the Company, the cash amount of $3,975,000.00 (the “Parent Termination Fee”), as agreed upon liquidated damages and not as a penalty and, except in the case of fraud and subject to Section 9.2(d), as the sole and exclusive remedy of the Companies against Parent or Buyer, if actually paid, in connection with a termination pursuant to Section 9.1(h).  The Parent Termination Fee, if any, shall be payable on or before the second (2nd) business day after the termination of this Agreement.  In the event this Agreement is terminated pursuant to Section 9.1(h) (Material Buyer Breach) other than as a result of an intentional breach by Parent or Buyer, then Parent or Buyer shall pay the Company by wire transfer of immediately available funds to an account designated by the Company, the cash amount of $1,300,000.00 (the “Parent Expense Fee”), as agreed upon liquidated damages and not as a penalty and, except in the case of fraud and subject to Section 9.2(d), as the sole and exclusive remedy of the Companies against Parent or Buyer, if actually paid, in connection with a termination pursuant to Section 9.1(h).  For the avoidance of doubt, if this Agreement is terminated in accordance with Section 9.1, the obligations of Parent and Buyer set forth in this Section 9.2(c) shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Companies against Parent and Buyer for any breach of this Agreement or any failure to consummate the transactions contemplated by this Agreement, and the Companies shall not be entitled to any other damages or to seek any other remedies (including in respect of specific performance of Parent’s or Buyer’s obligations under this Agreement) other than as set forth in this Section 9.2(c).

(d) The parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if any Person fails to promptly pay any amount due pursuant to Section 9.2 and, in order to obtain such payment, a party commences an action that results in a judgment against another party for the amount set forth in Section 9.2 or any portion thereof, the party against whom such judgment is rendered shall pay the other party’s costs and expenses (including reasonable attorneys’ fees) in connection with such action.

9.3	EFFECT OF TERMINATION

Except as provided in Section 9.2, in the event of valid termination of this Agreement by the Buyer or the Company, there shall be no liability on the part of either the Company or the Parent or Buyer or their respective Affiliates, officers or directors hereunder, except that Section 9.1, Section 9.2, this Section 9.3 and Sections 10.1 through 10.12 shall survive the termination.

9.4	COOPERATION AFTER THE EFFECTIVE TIME

Following the Merger, the Surviving Corporation shall use commercially reasonable efforts to determine and timely respond to requests from the Company’s former shareholders and their Representatives to provide such non-privileged information as such shareholders may reasonably require for properly reporting the liquidation of their Shares in the Merger for any Tax purposes.

9.5	FURTHER ASSURANCES

The parties agree, at the expense of the requesting party, (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of consummating the Contemplated Transactions.

9.6	EXPIRATION OF REPRESENTATIONS AND WARRANTIES

If the Closing occurs, absent fraud, the representations and warranties set forth in Articles 4 and 5 of this Agreement and any related certificates shall expire and shall have no further force or effect.  Covenants and agreements set forth in this Agreement that apply to the period after the Closing shall continue in force and shall be enforceable in accordance with their terms.

10. GENERAL PROVISIONS

10.1	EXPENSES

Except as otherwise agreed to in writing by the parties or set forth in this Agreement (including in Section 9.2 hereof), each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants.

10.2	SPECIFIC PERFORMANCE

           The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate the Contemplated Transactions) in accordance with its specified terms or otherwise breach such provisions.  The parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, subject to Section 9.2, to which they are entitled at law or in equity.  Each of Parent and Buyer agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.  For the avoidance of doubt, specific performance to consummate the Contemplated Transactions will only be available prior to a termination of this Agreement, and only if all the conditions to the obligations to complete the Closing and the Merger of the party against which specific performance is sought (other than conditions which, by their nature are to be satisfied at Closing, but subject to satisfaction of such conditions) have been satisfied as of such time.

10.3	GOVERNING LAW; JURISDICTION; WAIVER OF JURY

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that state and irrespective of the principles of conflict of laws.  All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court.  The parties hereto hereby:

(a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Indiana for the purpose of any Proceeding arising out of or relating to this Agreement brought by any party hereto; and

(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the Contemplated Transactions may not be enforced in or by any of the above-named courts.

EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.  EACH OF THE PARTIES HERETO CERTIFIES THAT

NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER; AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.3.

10.4	NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate in advance by notice to the other parties):

THE COMPANY:	White River Capital, Inc.
6051 El Tordo
Rancho Santa Fe, CA 92067
Attn: John M. Eggemeyer, III, Chief Executive Officer
Telephone: 858-997-6740
Fax: 858-756-8301

WITH A COPY TO:	Barnes & Thornburg LLP
11 S. Meridian Street
Indianapolis, IN 46204
Attn: Eric R. Moy, Esq.
Telephone: 317-231-7298
Fax: 317-231-7433

PARENT OR BUYER:	Coastal Credit Holdings, Inc.
Four Embarcadero Center, Suite 3610
San Francisco, CA 94111
Attn: Brian P. Golson Andrew C. Dodson
Telephone: 415-913-3900
Fax: 415-913-3913

WITH A COPY TO:	Kirkland & Ellis LLP
300 N. LaSalle
Chicago, Illinois 60654
Attn: Jeffrey Seifman, P.C. Shelly M. Hirschtritt, P.C. Tana M. Ryan
Telephone: 312-862-2000
Fax: 312-862-2200

10.5	WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

10.6	ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with the Confidentiality Agreement, the Guaranty and the documents contemplated by this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

10.7	ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS

No party may assign any of its rights under this Agreement without the prior consent of the other parties; provided, however, that prior to the Closing, Parent and Buyer may assign this Agreement (in whole but not in part) to any of their respective Affiliates, and may further assign their respective rights hereunder to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing). No assignment by any party hereto shall relieve such party of any of its obligations hereunder.  Subject to the preceding sentences, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement (and the Indemnified Parties with respect to Section 7.3) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Without limiting the foregoing, no shareholder, member or employee of any party shall have any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.8	SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.9	SECTION HEADINGS, CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” or “Article” or “Articles” refer to the corresponding Section or Sections, or Article or Articles, of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

10.10	TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.11	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10.12	DISCLOSURE LETTERS

Disclosures set forth in the Company Disclosure Letter and the Buyer Disclosure Letter and in any supplement thereto shall be deemed disclosed for purposes of any section of this Agreement with respect to which the relevance of such disclosure is reasonably apparent on its face. Terms used in the Company Disclosure Letter and the Buyer Disclosure Letter and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:		COMPANY:

COASTAL CREDIT MERGER SUB, INC.		WHITE RIVER CAPITAL, INC.

By:	/s/ Andrew C. Dodson	By:	/s/ John M. Eggemeyer, III
Name:	Andrew C. Dodson		John M. Eggemeyer, III
Title:	Vice President		Chief Executive Officer

PARENT:

COASTAL CREDIT HOLDINGS, INC.

By:	/s/ Andrew C. Dodson
Name:	Andrew C. Dodson
Title:	Vice President

Signature Page to Agreement and Plan of Merger